Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-207309

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 6, 2017

Prospectus supplement

(To Prospectus dated October 6, 2015)

$300,000,000

CalAtlantic Group, Inc.

    % Senior Notes due 2027

This is an offering of $300 million of     % Senior Notes due 2027 (the “notes”) of CalAtlantic Group, Inc., a Delaware corporation (the “Company”). The notes will be guaranteed on a senior unsecured basis by the subsidiaries of the Company that have guaranteed its existing senior notes. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on                  and                  of each year, beginning on             , 2017. The notes will mature on             , 2027.

The Company may redeem some or all of the notes at any time prior to             ,          (the date that is six months prior to the scheduled maturity date of the notes) at the “make-whole” redemption price discussed in “Description of notes—Optional Redemption” plus accrued interest to the date of redemption. The Company may redeem some or all of the notes at any time on or after             ,          (the date that is six months prior to the scheduled maturity date of the notes) at a price equal to 100% of the principal amount of the notes redeemed plus accrued interest to the date of redemption. The Company must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of notes—Change of Control Triggering Event.”

The notes will be senior unsecured obligations of the Company. The guarantees of the notes will be senior unsecured obligations of the applicable subsidiary guarantor. Your right to payment under the notes will be equal with the rights of creditors under the Company’s or the subsidiary guarantors’ other existing and future general obligations (except for current and future obligations that may be subordinated to the notes or the applicable guarantee); effectively subordinated to any secured obligations of the Company or the subsidiary guarantors to the extent of the value of the collateral securing such obligations; and structurally subordinated to obligations of subsidiaries of the Company that are not guarantors.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to CalAtlantic (before expenses)		%	$

Interest on the notes will accrue from             , 2017.

The underwriters expect to deliver the notes to purchasers on or about             , 2017.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Mizuho Securities
BofA Merrill Lynch	Credit Suisse	Wells Fargo Securities

Co-Managers

BNP PARIBAS	SunTrust Robinson Humphrey
Comerica Securities	US Bancorp

The date of this prospectus supplement is             , 2017

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus supplement and the accompanying prospectus or in any of the materials that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain documents by reference.” Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change since the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations, cash flows, strategies and prospects may have changed since such date.

S-i

About this prospectus supplement

This prospectus supplement summarizes the specific terms of the offering of the notes and supplements the general descriptions set forth in the attached prospectus. The accompanying prospectus provides more general information, some of which does not apply to the notes. In addition, this prospectus supplement may also add to, update, change or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply.

Prior to any purchase of notes hereunder, you should read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated by reference under “Incorporation of certain documents by reference.”

Unless otherwise noted, or the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer collectively to CalAtlantic Group, Inc. and its subsidiaries.

S-ii

Summary

The following summary highlights selected information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in its entirety, including the information set forth under “Risk factors,” and the documents incorporated by reference in this prospectus supplement. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement are forward-looking statements, which involve risks and uncertainties. See “Forward-looking statements.”

The Company

We build homes in communities that meet the desires of customers across the homebuilding spectrum, from entry level to luxury, in over 40 metropolitan statistical areas spanning 17 states. Also providing mortgage, title and escrow services, we are focused on providing an exceptional end-to-end home buying experience for our customers. For the years ended December 31, 2016, 2015 and 2014, homebuilding revenue (consisting of home and land sales revenues) accounted for over 98% of our consolidated total revenue.

Our homebuilding operations are divided into four regions: North, Southeast, Southwest and West, consisting of the following metropolitan areas at March 31, 2017:

North	Atlanta, Chicago, Delaware, Indianapolis, Mid-Atlantic, Minneapolis/St. Paul, New Jersey, Northern Virginia and Philadelphia
Southeast	Charleston, Charlotte, Jacksonville, Orlando, Raleigh, South Florida, Tampa and Myrtle Beach
Southwest	Austin, Dallas, Denver, Houston, Las Vegas and San Antonio
West	Bay Area (Northern California), Inland Empire (Southern California), Phoenix, Sacramento, San Diego and Southern California Coastal

The percentage of our homes delivered by region and product mix for the three months ended March 31, 2017 were as follows:

Region	Percentage of Deliveries
North	23%
Southeast	29
Southwest	26
West	22

Total	100%

Product Mix	Percentage of Deliveries
Move-up / Luxury / Active-Adult	78%
Entry-level	22

Total	100%

Recent Developments

April Refinancing

On April 4, 2017, we consummated the issuance and sale of $125,000,000 aggregate principal amount of our 5  7/8% Senior Notes due November 2024 (the “2024 Notes”) and $100,000,000 aggregate principal amount of our 5  1/4% Senior Notes due June 2026 (the “2026 Notes”) in an underwritten public offering (the “April Notes Offering”). The 2024 Notes have the same terms as, and are treated as a single series with, our outstanding $300,000,000 aggregate principal amount of 5  7/8% Senior Notes due November 2024, issued on November 6, 2014, and the 2026 Notes have the same terms as, and are treated as a single series with, our outstanding $300,000,000 aggregate principal amount of 5  1/4% Senior Notes due June 2026, issued on May 31, 2016.

We subsequently used the net proceeds of the April Notes Offering and available cash on hand to repay in full the $230,000,000 aggregate principal amount outstanding of our 8  2/5% Senior Notes due May 2017.

We refer to the April Notes Offering and the subsequent repayment of our 8  2/5% Senior Notes due May 2017 as the “April Refinancing.”

Holder Repurchase Right and Redemption of 1 ¼% Convertible Senior Notes due August 2032

We intend to issue a notice of redemption to the holders of our 1 ¼% convertible senior notes due 2032 (the “2032 Notes”) pursuant to which we will redeem the 2032 Notes at a price of 100% of the principal amount, plus accrued and unpaid interest, on August 7, 2017, unless earlier repurchased or converted. Prior to such redemption date, the holders of the 2032 Notes are entitled to require us to repurchase their notes on August 1, 2017 at a price of 100% of the principal amount, plus accrued and unpaid interest. The 2032 Notes are convertible into shares of our common stock at a conversion rate of 24.9207 shares of our common stock per $1,000 principal amount of 2032 Notes, with a conversion price of $40.13 per share. The Company will adjust the conversion rate in connection with the quarterly dividend of $0.04 per share, payable on June 30, 2017, and any subsequent cash dividends, if and when required by the terms of the applicable indenture. As of June 2, 2017, the closing sale price of our common stock was $37.10 per share.

Share Repurchase Program

In July 2016, our Board of Directors authorized a repurchase program for up to $500 million of our common stock (the “Share Repurchase Program”). The repurchases under the Share Repurchase Program may be made, from time to time, in negotiated transactions, on the open market or otherwise. The Share Repurchase Program will continue in effect until terminated by the Board of Directors. As of June 6, 2017, we had repurchased and retired approximately 4.7 million shares of our common stock for approximately $157.1 million under the Share Repurchase Program, including repurchasing and retiring approximately 687 thousand shares of our common stock for approximately $24.5 million since April 1, 2017. As of June 6, 2017, approximately $342.9 million remains available for repurchases under the Share Repurchase Program.

Geographic Market Expansion

On May 4, 2017, we announced plans to commence homebuilding operations in Salt Lake City, Utah, the 18th largest housing market in the United States. The new division is expected to be established in summer 2017. As part of our strategy, we continue to regularly review and assess other geographic market expansion opportunities.

Corporate information

Our principal executive offices are located at 1100 Wilson Boulevard, #2100, Arlington, Virginia 22209, and our telephone number is (240) 532-3806.

The Offering

The following summary contains basic information about the notes and related guarantees and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes and related guarantees, please refer to the section of this prospectus supplement entitled “Description of notes” and the section of the accompanying prospectus entitled “Description of securities.”

Issuer	CalAtlantic Group, Inc., a Delaware corporation.

Notes Offered	$300,000,000 aggregate principal amount of % Senior Notes due 2027, which we refer to as the notes.

Offering Price	Each note will be issued at a price of 100% of the principal amount, plus accrued interest, if any, from , 2017.

Maturity Date	, 2027.

Interest	Interest will accrue on the notes at the rate of % per annum, payable on and of each year, commencing on , 2017.

Guarantees	The notes will be guaranteed on a senior basis by our subsidiaries that have guaranteed or may in the future guarantee our existing senior notes.

Ranking	The notes will be senior unsecured obligations of the Company. The guarantees of the notes will be senior unsecured obligations of the applicable subsidiary guarantor. Your right to payment under the notes will be:

•

equal with the rights of creditors under the Company’s or the subsidiary guarantors’ other existing and future general obligations (except for current and future obligations that may be subordinated to the notes);

•	effectively subordinated to any future secured obligations of the Company or the subsidiary guarantors to the extent of the value of the collateral securing such obligations; and

•	structurally subordinated to obligations of subsidiaries of the Company that are not guarantors.

At March 31, 2017, on an as adjusted basis to give effect to the April Refinancing, this offering and the use of proceeds therefrom, including to redeem or repurchase the 2032 Notes in full, as described under “Use of proceeds” and “Capitalization,” we and the subsidiary guarantors would have had approximately $3,845.2 million in principal amount of debt outstanding (including the notes and $378.6 million of intercompany indebtedness to our subsidiaries that are not subsidiary guarantors), all of which is unsecured and would rank equally with the notes. In addition, we would have had $643.5 million of borrowing availability under our revolving credit facility.

The notes will also be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors. At March 31, 2017, the liabilities of our subsidiaries that are not subsidiary guarantors were approximately $68.0 million (excluding liabilities relating to our mortgage banking operations and $941.0 million of intercompany liabilities to the Company).

Redemption at our Option	We may redeem any or all of the notes at any time or from time to time.

If we redeem notes prior to , (the date that is six months prior to the maturity date), the redemption price will be equal to the greater of (a) 100% of the principal amount of the notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the comparable treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

If we redeem notes on or after , (the date that is six months prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

Change of Control Triggering Event	Upon a “change of control triggering event” as described in the section “Description of notes—Change of Control Triggering Event,” you will have the right to require us to repurchase some or all of your notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. A change of control triggering event occurs when both a change of control and a ratings decrease event occur. We cannot assure you that, upon a change of control triggering event, we will have sufficient funds to repurchase any or all of your notes.

Certain Indenture Provisions	The indenture governing the notes will contain covenants limiting our and some of our subsidiaries’ ability to incur secured indebtedness, enter into sale and leaseback transactions and invest in unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications. See “Description of notes—Certain Covenants.”

Absence of a Public Market

The notes will be a new issue of securities. There is no established trading market for the notes offered hereby. We do not intend to list the notes on any national securities exchange or to facilitate inclusion of the notes in any automated quotation system. We cannot assure you that any active or liquid market will develop for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes at any time without notice. See “Underwriting.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before deducting estimated offering expenses, will be approximately $298.1 million. We intend to use the net proceeds of this offering for general corporate purposes, which may include acquisition of land or other home building companies, land development, home construction, repurchases of our common stock and repayment or repurchases of our debt, including repayment or repurchasing of our 1 ¼% Convertible Senior Notes due August 2032. As of March 31, 2017, we had $253 million principal amount of our 1 ¼% Convertible Senior Notes due August 2032 outstanding. See “Use of proceeds.”

Risk Factors	You should carefully read and consider the information set forth under the caption “Risk factors” and all other information set forth in and incorporated by reference into this prospectus supplement before investing in our notes and related guarantees.

Summary consolidated financial information and operating data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2016 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the three months ended March 31, 2017 and 2016 is derived from our unaudited condensed consolidated financial statements. Operating results for the three months ended March 31, 2017 are not necessarily indicative of results that may be expected for the full fiscal year. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated herein by reference. See “Where you can find more information.”

On October 1, 2015, Standard Pacific Corp. (“Standard Pacific”) completed its merger transaction with The Ryland Group, Inc. (“Ryland”), with Standard Pacific continuing as the surviving corporation and changing its name to CalAtlantic Group, Inc. Because the closing of the merger occurred on October 1, 2015, the financial information and operating data below for the year ended December 31, 2014 includes only stand-alone data for predecessor Standard Pacific, and the financial information and operating data below for the year ended December 31, 2015 includes Ryland’s operations only from and after October 1, 2015. In connection with the merger, on October 1, 2015, we completed a one-for-five reverse stock split. All prior period share and per share amounts have been restated to reflect such reverse stock split.

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2016	2015	2014
Income Statement Data
Homebuilding:
Home sale revenues	$1,337,699	$1,179,165	$6,354,869	$3,449,047	$2,366,754
Land sale revenues	—	6,518	33,171	47,364	44,424

Total revenues	1,337,699	1,185,683	6,388,040	3,496,411	2,411,178

Cost of home sales	(1,062,855)	(932,128)	(4,967,278)	(2,676,666)	(1,748,954)
Cost of land sales	—	(6,367)	(30,132)	(43,274)	(43,841)

Total cost of sales	(1,062,855)	(938,495)	(4,997,410)	(2,719,940)	(1,792,795)

Gross margin	274,844	247,188	1,390,630	776,471	618,383

Gross margin percentage	20.5%	20.8%	21.8%	22.2%	25.6%

Selling, general and administrative expenses	(156,276)	(136,701)	(664,459)	(390,710)	(275,861)
Income (loss) from unconsolidated joint ventures	3,888	1,189	4,057	1,966	(668)
Other income (expense)	(169)	(3,408)	(16,726)	(62,177)	(1,733)

Homebuilding pretax income	122,287	108,268	713,502	325,550	340,121

Financial Services:
Revenues	19,956	17,552	88,695	43,702	25,320
Expenses	(12,375)	(10,616)	(49,081)	(26,763)	(15,477)

Financial services pretax income	7,581	6,936	39,614	16,939	9,843

Income before income taxes	129,868	115,204	753,116	342,489	349,964
Provision for income taxes	(47,248)	(42,543)	(268,386)	(128,980)	(134,099)

Net income	82,620	72,661	484,730	213,509	215,865
Less: Net income allocated to preferred stockholder	—	—	—	(32,997)	(51,650)
Less: Net income allocated to unvested restricted stock	(301)	(113)	(1,168)	(369)	(297)

Net income available to common stockholders	$82,319	$72,548	$483,562	$180,143	$163,918

Income Per Common Share:
Basic	$0.72	$0.60	$4.09	$2.51	$2.94
Diluted	$0.62	$0.52	$3.60	$2.26	$2.68
Weighted Average Common Shares Outstanding:
Basic	114,487,245	120,814,939	118,212,740	71,713,747	55,737,548
Diluted	132,505,435	138,430,580	135,984,985	81,512,953	63,257,082
Weighted Average Additional Common Shares Outstanding if Preferred Shares Converted to Common Shares:	—	—	—	13,135,814	17,562,557
Total Weighted Average Diluted Common Shares Outstanding if Preferred Shares Converted to Common Shares	132,505,435	138,430,580	135,984,985	94,648,767	80,819,639

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
Selected Operating Data
New homes delivered:
North	683	561	3,034	787		n/a
Southeast	881	713	4,029	2,471		1,871
Southwest	786	854	3,891	1,891		1,059
West	662	599	3,275	2,088		2,026

Total	3,012	2,727	14,229	7,237		4,956

Average selling prices of homes delivered (Dollars in thousands):
North	$344	$332	$335	$334	$	n/a
Southeast	399	389	386	395		354
Southwest	428	402	426	462		465
West	628	622	649	640		598

Total	$444	$432	$447	$477		$478

Net new orders(1):
North	1,056	891	3,329	556		n/a
Southeast	1,283	1,201	4,201	2,342		1,841
Southwest	987	1,131	3,603	1,838		1,207
West	978	912	3,302	2,427		1,919

Total	4,304	4,135	14,435	7,163		4,967

Average number of selling communities during the period(2):
North	141	115	129	30		n/a
Southeast	186	183	183	111		74
Southwest	153	177	168	87		50
West	82	96	90	71		58

Total	562	571	570	299		182

	At March 31,				At December 31,
	2017		2016		2016		2015		2014
	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar value	Homes	Dollar value
Backlog (Dollars in thousands)(3):
North	1,671	$596,498	1,333	$456,243	1,298	$464,253	1,003	$348,285	n/a	$	n/a
Southeast	2,195	929,035	2,109	876,617	1,793	776,402	1,621	702,388	771		365,355
Southwest	1,815	875,041	2,179	989,226	1,614	764,583	1,902	845,499	546		289,627
West	1,428	858,594	1,398	889,993	1,112	658,613	1,085	675,920	394		261,394

Total	7,109	$3,259,168	7,019	$3,212,079	5,817	$2,663,851	5,611	$2,572,092	1,711		$916,376

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014
Other Data
Net cash provided by (used in) operating activities	$91,758	$(27,622)	$322,314	$(271,361)	$(362,397)
Net cash provided by (used in) investing activities	$(14,359)	$(2,950)	$2,929	$184,674	$(31,020)
Net cash provided by (used in) financing activities	$(103,533)	$37,197	$(303,710)	$60,888	$242,519
Adjusted Homebuilding EBITDA(4)	$178,864	$171,230	$996,183	$648,313	$502,423
Homebuilding interest incurred(5)	$51,705	$62,725	$233,225	$171,509	$153,695
Homebuilding interest capitalized to inventories owned	$50,875	$61,845	$229,200	$169,233	$151,962
Homebuilding interest capitalized to investments in joint ventures	$830	$880	$4,025	$2,276	$1,733

	At March 31,		At December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2016	2015	2014
Selected Balance Sheet Data and Other Financial Data:
Homebuilding cash (including restricted cash)	$174,187	$204,180	$219,407	$187,066	$218,650
Inventories owned	$6,556,275	$6,317,066	$6,438,792	$6,069,959	$3,255,204
Total assets	$8,693,770	$8,431,737	$8,709,044	$8,429,402	$4,151,639
Homebuilding debt	$3,417,901	$3,666,812	$3,419,787	$3,487,699	$2,113,301
Financial services debt	$154,467	$164,943	$247,427	$303,422	$89,413
Stockholders’ equity	$4,287,373	$3,941,969	$4,207,586	$3,861,436	$1,676,688
Stockholders’ equity per common share(6)	$37.42	$33.20	$36.77	$31.84	$30.47
Pro forma stockholders’ equity per common share(7)	$37.42	$33.20	$36.77	$31.84	$23.10
Cash dividends declared per common share(8)	$0.04	$0.04	$0.16	$0.04	$—

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges
Ratio of earnings to fixed charges (9)	3.2x	2.3x	3.9x	2.8x	3.1x	2.7x	1.4x

(1)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes (which includes cancellations in beginning backlog and related to orders generated during such period).

(2)	Refers to the average number of our communities from which homes were sold during the periods presented.

(3)	Backlog represents orders for the purchase of homes which have not been delivered to the homebuyer as of the period end date.

(4)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) impairment charges and deposit write-offs, (e) gain (loss) on early extinguishment of debt, (f) homebuilding depreciation and amortization, including amortization of capitalized model costs, (g) amortization of stock-based compensation, (h) income (loss) from unconsolidated joint ventures, (i) income (loss) from financial services subsidiaries, (j) extraordinary purchase accounting adjustments and (k) merger and other one-time transaction related costs. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to management and investors as it provides perspective on the underlying performance of the business. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure, and due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity measure prescribed by GAAP.

The table set forth below reconciles net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands)
Net income	$82,620	$72,661	$484,730	$213,509	$215,865
Provision for income taxes	47,248	42,543	268,386	128,980	134,099
Homebuilding interest amortized to cost of sales	39,428	30,382	171,701	139,381	123,112
Homebuilding depreciation and amortization	12,676	12,012	61,552	40,987	27,209

EBITDA	181,972	157,598	986,369	522,857	500,285
Add:
Amortization of stock-based compensation(a)	4,294	3,786	17,794	15,624	8,469
Cash distributions of income from unconsolidated joint ventures	3,081	450	671	2,830	1,875
Merger-related purchase accounting adjustments included in cost of home sales	—	12,677	18,535	64,170	—
Merger and other one-time costs	986	4,844	16,485	61,737	—
Less:
Income (loss) from unconsolidated joint ventures	3,888	1,189	4,057	1,966	(668)
Income from financial services subsidiaries	7,581	6,936	39,614	16,939	8,874

Adjusted Homebuilding EBITDA	$178,864	$171,230	$996,183	$648,313	$502,423

(a)	Beginning with the 2016 third quarter, we removed amortization of stock-based compensation as a component of the EBITDA subtotal and began including this amount as an adjusting item to calculate Adjusted Homebuilding EBITDA. Prior periods presented have been restated to conform to this new presentation.

(5)	Homebuilding interest incurred represents interest capitalized to real estate inventories and interest capitalized to investments in unconsolidated joint ventures, the components of which are set forth in the table, for the applicable periods and excludes interest attributable to financial services.
(6)	At December 31, 2014, common shares outstanding exclude 17.6 million common equivalent shares issuable upon conversion of the 53,565 shares of our preferred shares outstanding. On October 1, 2015, MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC (“MP CA Homes”) converted such preferred shares into 17.6 million shares of our common stock in connection with the merger with Ryland, and no common equivalent shares issuable upon conversion of preferred shares were outstanding at December 31, 2015 or 2016 or March 31, 2016 or 2017.
(7)	As a result of the preferred shares held by MP CA Homes described above, pro forma common shares outstanding at December 31, 2014 includes 17.6 million common equivalent shares issuable upon conversion of the preferred shares then outstanding.
(8)	Our Board of Directors has declared a quarterly dividend of $0.04 per share, payable on June 30, 2017, to common stockholders of record on June 15, 2017.
(9)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $0.8 million and $1.1 million for the three months ended March 31, 2017 and 2016, respectively, and $3.7 million, $2.5 million, $2.3 million, $2.8 million, and $2.3 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

Selected Supplemental Pro Forma Financial and Operating Data

As noted above, because the closing of the merger of Ryland into Standard Pacific occurred on October 1, 2015, the financial information and operating data above for the year ended December 31, 2014 includes only stand-alone data for predecessor Standard Pacific, and the financial information and operating data above for the year ended December 31, 2015 includes Ryland’s operations only from and after October 1, 2015. To aid readers with 2016 fiscal year over 2015 fiscal year and 2015 fiscal year over 2014 fiscal year comparability for the entire merged business, we also are including the limited supplemental pro forma information below.

This supplemental information is a combination of selected full year 2014 and 2015 Standard Pacific and Ryland financial and operating data as well as the actual full year 2016 CalAtlantic financial and operating data. The following unaudited selected condensed combined pro forma data combines the historical home sale revenues, homes delivered, net new orders, backlog and average active selling communities of Standard Pacific and Ryland, giving effect to the merger as if it had been consummated on January 1, 2014 for the full year 2014 and 2015 financial and operating data. The selected condensed combined pro forma financial data are presented for illustrative purposes only, and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger with Ryland been completed on January 1, 2014. The pro forma data has not been prepared in accordance with SEC guidance for the preparation of pro forma financial statements and is provided for informational purposes only.

	Year Ended December 31,
	Actual 2016	Pro Forma
		2015	2014
	Dollars in thousands
Home sale revenues
North	$1,015,503	$923,541	$899,357
Southeast	1,555,980	1,345,025	1,154,688
Southwest	1,658,949	1,442,100	1,325,097
West	2,124,437	1,569,631	1,543,579

Consolidated total	$6,354,869	$5,280,297	$4,922,721

	Year Ended December 31,
	Actual 2016		Pro Forma
			2015		2014
	Homes	ASP	Homes	ASP	Homes	ASP
	(Dollars in thousands)
New homes delivered:
North	3,034	$335	2,727	$339	2,711	$332
Southeast	4,029	386	3,732	360	3,664	315
Southwest	3,891	426	3,552	406	3,636	364
West	3,275	649	2,549	616	2,622	589

Consolidated total	14,229	$447	12,560	$420	12,633	$390

Net new orders:
North	3,329	$337	2,757	$339	2,664	$338
Southeast	4,201	378	3,976	369	3,627	331
Southwest	3,603	430	4,029	413	3,784	377
West	3,302	630	3,089	602	2,560	587

Consolidated total	14,435	$439	13,851	$428	12,635	$398

	Year Ended December 31,
	Actual 2016	Pro Forma
		2015	2014
Average number of selling communities during the period:
North	129	117	109
Southeast	183	173	155
Southwest	168	183	155
West	90	85	75

Consolidated total	570	558	494

	At December 31,
	Actual		Pro Forma
	2016		2015		2014
	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar Value
	(Dollars in thousands)
Backlog:
North	1,298	$464,253	1,003	$348,285	973	$337,784
Southeast	1,793	776,402	1,621	702,388	1,378	549,584
Southwest	1,614	764,583	1,902	845,499	1,426	599,654
West	1,112	658,613	1,085	675,920	551	348,380

Consolidated total	5,817	$2,663,851	5,611	$2,572,092	4,328	$1,835,402

Risk factors

An investment in the notes involves certain risks. You should carefully consider the risks described below that are specific to the notes, and those that could affect us and our business described in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks and uncertainties, as well as other risks that we cannot forsee at this time, have the potential to affect our business, financial condition, results of operations, cash flows, strategies and prospects in a material and adverse manner. The market or trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-looking statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business, financial condition, results of operations, cash flows, strategies and prospects.

We have substantial debt and may incur additional debt; leverage may impair our financial condition and restrict our operations and prevent us from fulfilling our obligations under our debt instruments.

We currently have a substantial amount of debt. As of March 31, 2017, adjusting for the April Refinancing, the principal amount of our homebuilding debt outstanding (excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries, as defined under “Description of notes—Certain Definitions”) was approximately $3,419.6 million, $824.1 million of which matures in 2018, $567.5 million of which matures between 2019 and 2020 and $2,028.0 million of which matures between 2021 and 2032. As of March 31, 2017, we had $643.5 million of borrowing availability under our revolving credit facility. Adjusting for the April Refinancing and assuming we had consummated this offering as of such date and used the proceeds therefrom as described under “Use of proceeds” and “Capitalization,” the principal amount of our homebuilding debt would have been $3,466.6 million (including the notes, but excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries, as defined under “Description of notes—Certain Definitions”). At March 31, 2017, adjusting for the April Refinancing and after giving pro forma effect to this offering and the use of proceeds therefrom as described under “Use of proceeds” and “Capitalization,” we and the subsidiary guarantors would have had approximately $3,845.2 million in principal amount of debt outstanding (which is comprised of the homebuilding debt described in the previous sentence (which includes the notes) and $378.6 million of intercompany indebtedness to our subsidiaries that are not subsidiary guarantors), all of which is unsecured and would rank equally with the notes. In addition, we would have had $643.5 million of borrowing availability under our revolving credit facility.

The instruments governing our debt permit us to incur significant additional debt. Our existing debt and any additional debt we incur could:

•	make it more difficult for us to satisfy our obligations under our existing debt instruments;

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to obtain additional financing to fund land acquisitions and construction and development activities, particularly when the availability of financing in the capital markets is limited;

•

require a substantial portion of our cash flows from operations for the payment of interest on our debt, reducing our ability to use our cash flows to fund working capital, land acquisitions and land development, acquisitions of other homebuilders and related businesses and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage to less leveraged competitors.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

We intend to issue a notice of redemption to the holders of the 2032 Notes to redeem the 2032 Notes at a price of 100% of the principal amount, plus accrued and unpaid interest, on August 7, 2017. Prior to such redemption, the holders of the 2032 Notes are entitled to require us to repurchase their notes at such price on August 1, 2017 and, to the extent the redemption is not consummated, on August 1, 2022 or 2027. In addition, the 2032 Notes, our 1  5/8% convertible senior notes due 2018 and our 1/4% convertible senior notes due 2019 entitle holders of such notes to require us to repurchase their notes at a price of 100% of the principal amount, plus accrued and unpaid interest, in the event of a fundamental change (as defined in the applicable indenture governing such convertible notes). If we do not have sufficient funds to repurchase notes when we are required to do so, or if instruments governing debt we have incurred prohibit us from using cash or other assets for that purpose, we might be unable to meet our obligations. Our failure to repurchase such convertible notes at a time when their repurchase is required by the applicable indenture would constitute a default under such indenture. A default under any convertible notes indenture, or the fundamental change itself, could also lead to a default under other debt securities we have issued or could cause borrowings we have incurred to become due. If the repayment of a substantial amount of indebtedness were to be accelerated after any applicable notice or grace period, we might not have sufficient funds to repay the indebtedness and repurchase the notes.

We may need additional funds, and if we are unable to obtain these funds, we may not be able to service our debt or fund other liquidity needs.

Our operations require significant amounts of cash. Our requirements for additional capital, whether to finance operations or to service or refinance our existing indebtedness, fluctuate as market conditions and our financial performance and operations change. We cannot assure you that we will maintain cash reserves and generate sufficient cash flow from operations in an amount to enable us to service our debt or to fund other liquidity needs. Additionally, while we have a $750 million unsecured revolving credit facility designed to provide us with an additional source of liquidity to meet short-term cash needs, our ability and capacity to borrow under the facility is limited by our ability to meet the covenants of the facility.

The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and market conditions in general change. There may be times when the private capital sources and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources. In addition, a weakening of our financial condition or deterioration in our credit ratings could adversely affect our ability to obtain necessary funds. Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining or refinancing capital when needed, it could adversely impact our ability to service our debt or operate our business effectively, which could reduce our sales and earnings, and adversely impact our financial position.

The indenture governing the notes will contain only limited restrictive covenants.

The indenture under which the notes will be issued will contain certain restrictive covenants limiting our and our restricted subsidiaries’ incurrence of secured debt, entry into sale and leaseback transactions and investments in unrestricted subsidiaries. The indenture, however, will not contain restrictive covenants that would protect you from several other kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or repurchase our capital stock or limit our ability or the ability of our subsidiaries to incur additional unsecured debt. Therefore, the indenture may not protect you in the event of a highly leveraged transaction or other similar transaction.

We may be unable to purchase the notes upon a change of control triggering event as required by the indenture governing the notes.

In the event a change of control triggering event occurs with respect to the notes, we will be required to offer to repurchase the notes at 101% of their principal amount, together with all accrued and unpaid interest, if any.

A change of control triggering event with respect to the notes occurs when both a change of control and a ratings decrease event occur. A change of control may also require us to offer to purchase our other outstanding indebtedness, will cause an event of default under our current senior revolving credit facility and may cause a default under any future credit facility. Because the requirement to purchase or repay after acceleration certain of our other outstanding indebtedness upon a change of control is not also conditioned upon a ratings decrease event, there may be circumstances where we would be required to purchase or repay such other outstanding indebtedness but not the notes. As of March 31, 2017, after adjusting for the April Refinancing and giving pro forma effect to this offering, the maximum aggregate amount of indebtedness under our indentures and senior credit facilities that we could be required to repurchase or repay upon:

•	a change of control triggering event was approximately $2,979.5 million, and

•	a change of control without a ratings decrease event (and therefore without a requirement to purchase the notes offered hereby) was approximately $492.5 million;

in each case which reflects the principal amount of such notes and any premium payable in respect of a change of control. If a purchase or repayment were required under the indentures for our debt or credit agreements, including the indenture governing the notes, we can give no assurance that we would have sufficient funds to pay the purchase price for, or repay the principal amount of, any or all debt that we are required to repurchase or repay. Our failure to purchase the notes upon a change of control triggering event would constitute an event of default under the indenture which governs the notes. The change of control triggering event feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to our noteholders and our stockholders.

In addition, the definition of change of control in the indenture governing the notes includes the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the indenture. Accordingly, upon a sale of less than all of our assets, the ability of a holder of notes to require us to repurchase such notes may be uncertain.

We could enter into significant transactions that would not constitute a change of control triggering event requiring us to repurchase the notes, but that could adversely affect our risk profile.

The indenture governing the notes requires us to offer to repurchase the notes if we enter into a transaction that constitutes a change of control triggering event (as defined in the indenture). Nevertheless, we could in the future enter into transactions, such as acquisitions, refinancings, recapitalizations or highly leveraged transactions, that would not constitute a change of control triggering event requiring us to repurchase the notes, but that could adversely affect our risk profile. Such transactions could alter our capital structure, including by increasing the amount of our indebtedness outstanding (to the extent permitted by our indentures and other debt agreements), alter the nature of our business, adversely affect our credit ratings, or otherwise adversely affect the holders of the notes.

The notes are effectively junior to the subsidiary guarantors’ and our existing and future secured indebtedness and other secured obligations.

The notes and the guarantees will not be secured by any of our or our subsidiary guarantors’ assets and will be effectively junior to any secured indebtedness and other obligations we or our subsidiary guarantors may incur to the extent of the collateral securing such obligations. As of March 31, 2017, we and the subsidiary guarantors had no debt outstanding which is secured and thereby effectively senior to the notes. Also, under certain circumstances, certain of our surety bonds can become secured obligations. We are permitted to incur additional secured indebtedness and other secured obligations, subject to limitations under the terms of the indentures for the notes offered hereby and certain of our outstanding notes. In the event of our bankruptcy, liquidation, reorganization or other winding up of the Company or any subsidiary guarantor, the holders of any secured debt of the Company or such subsidiary guarantor, as applicable, would receive payments from the assets securing that debt before the holders of our notes receive any payments from sales of those assets, and there may not be sufficient assets remaining to pay all or any of the amounts due on the notes that are then outstanding. The indenture governing the notes does not prohibit us or our restricted subsidiaries from incurring additional unsecured debt, nor does it prohibit any of our unrestricted subsidiaries from incurring any indebtedness, secured or unsecured, or other liabilities.

The notes are structurally junior to the existing and future indebtedness of our subsidiaries that are not subsidiary guarantors, including our unrestricted homebuilding subsidiaries, and our ability to designate subsidiaries as unrestricted subsidiaries and make investments in unrestricted subsidiaries is currently substantial and continuing to increase.

The notes will not be guaranteed by all of our subsidiaries, and under certain circumstances, subsidiaries guaranteeing the notes may be released from their guarantees without the consent of holders of the notes. See “Description of notes—Note Guarantees.” Our unrestricted subsidiaries will not be subject to the covenants of the indenture, including the restrictions on sale and leaseback transactions and incurrence of secured indebtedness, and will have no obligation to pay any amounts due on the notes or make funds available to pay the notes, whether by dividends, distributions, loans or other means. In addition, the notes will be structurally junior to the claims of creditors, including for existing and future indebtedness, of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, creditors and holders of preferred equity, if any, of such subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Our non-guarantor subsidiaries include our mortgage banking operations. As of March 31, 2017, after giving effect to this offering, the notes would have been effectively junior to approximately $68.0 million of our non-guarantor subsidiaries’ liabilities (excluding liabilities relating to our mortgage banking operations and $941.0 million of intercompany liabilities to the Company). At March 31, 2017, our non-guarantor subsidiaries had total assets of $1,498.3 million (excluding $30.3 million of homebuilding restricted cash, $264.9 million related to our mortgage banking operations and $378.6 million of intercompany receivables).

Our ability to designate restricted subsidiaries as unrestricted subsidiaries and make investments in unrestricted subsidiaries is substantial, and currently continuing to increase. We can designate restricted subsidiaries as unrestricted subsidiaries and make further investments in unrestricted subsidiaries under the circumstances described under the caption “Description of notes—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”. Our ability to designate any restricted subsidiary as an unrestricted subsidiary or make an investment in an unrestricted subsidiary after the issuance date of the notes offered hereby is subject to a basket that is reduced by certain specified actions, including share repurchases and dividends by us since September 17, 2009, but that is increased by, among other specified items, 50% of our aggregate consolidated net income subsequent to June 30, 2009, and the aggregate net proceeds, including the fair market value of property other than cash, received by us from the issuance or sale of certain of our capital stock after September 17, 2009. Such basket includes the fair market value of Ryland (which we acquired in exchange for an issuance of our common stock in the merger transaction).

The guarantees of the notes may be released.

As described under “Description of notes—Note Guarantees,” a guarantee of the notes can be released without the consent of the holders of the notes in certain circumstances, including a release of a guarantee by the applicable subsidiary upon the release of its guarantees of all our other outstanding notes. Accordingly, if we refinance all such specified indebtedness or the holders of such indebtedness agree to release the guarantees of such indebtedness, we will be permitted to release the guarantees of the notes. In addition, among other conditions, a guarantor will be released if the guarantor ceases to be a restricted subsidiary as a result of us owning less than 80% of such guarantor, or we designate the guarantor as an “Unrestricted Subsidiary” under the indenture for covenant purposes.

The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.

A court could void or subordinate any guarantor’s guarantee under fraudulent conveyance laws if existing or future creditors of any such guarantor, or a trustee in bankruptcy, were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation;

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured; or

•	the company is unable to pay its debts as they come due.

The guarantees of the notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there can be no assurance that such limiting provision would be enforced by a court considering the issue.

If one or more guarantees is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes will not have a claim against the applicable guarantors and will only be a creditor of the remaining guarantors, if any, to the extent the guarantee of those guarantors are not set aside or found to be unenforceable.

Any guarantees provided by our subsidiaries are subject to possible defenses that may limit your right to receive payment from the guarantors with regard to the notes.

Although guarantees by our subsidiaries would provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors.

A substantial amount of our indebtedness with regard to our existing notes will mature prior to the notes.

At March 31, 2017, on an as adjusted basis to give effect to the April Refinancing, we had an aggregate of approximately $3,395.5 million outstanding of our 8  3/8% senior notes due May 2018, 1  5/8% convertible senior notes due May 2018,  1/4% convertible senior notes due June 2019, 6  5/8% senior notes due May 2020, 8  3/8% senior notes due January 2021, 6  1/4% senior notes due December 2021, 5  3/8% senior notes due October 2022, 5  7/8% senior notes due November 2024, 5  1/4% senior notes due June 2026 and 1  1/4% convertible senior notes due August 2032. All of the existing notes, other than the 1  1/4% convertible senior notes due August 2032, have maturity dates prior to the maturity of the notes. Accordingly, we will be required to repay or refinance this indebtedness before the notes mature.

In addition, we intend to issue a notice of redemption to the holders of the 2032 Notes to redeem the 2032 Notes at a price of 100% of the principal amount, plus accrued and unpaid interest, on August 7, 2017. Prior to such redemption, the holders of the 2032 Notes are entitled to require us to repurchase their notes at such price on August 1, 2017 and, to the extent the redemption is not consummated, on August 1, 2022 or 2027. Accordingly, we may be required to repay this indebtedness before the notes mature.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries have the right to incur additional debt in the future, subject to any restrictions contained in certain of our debt instruments other than the notes, some or all of which could be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional unsecured debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply for the listing of the notes on any securities exchange or to arrange for the quotation of the notes on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time, for any reason or for no reason, without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you another firm or person will make a market in the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security, the number of holders of the notes, the interest of securities dealers in making a market in the notes, our financial performance or prospects or the prospects for companies in our industry generally and other factors. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price, if at all.

Any adverse rating of the notes may cause their trading price to fall.

The notes may not be rated. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or were to announce its intention to put the notes on credit watch, the trading price of the notes could decline.

If a bankruptcy petition were filed by or against us or any of the guarantors, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us or any of the guarantors under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the OID that does not constitute “unmatured interest” as of the petition date provided in the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available to pay such holders the unamortized portion of any OID as of the date of the bankruptcy filing.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the Securities and Exchange Commission, or the SEC, may also contain such forward-looking statements. Forward-looking statements in, or incorporated into, this prospectus supplement and the accompanying prospectus, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	our strategy;

•	our plans to continue to use significant portions of our cash resources to make substantial investments in land and the source of funds for such investments;

•	our plans to invest in larger land parcels;

•	the strength of our land pipeline;

•	our plans to maintain a supply of speculative homes in each community;

•	housing market conditions and trends in the geographic markets in which we operate;

•	our land acquisition strategy and our sources of funds relating thereto;

•	the impact of future market rate risks on our financial assets and borrowings;

•	our expectation to convert the 2016 year-end backlog in 2017;

•	the sufficiency of our warranty and other reserves;

•	trends in new home deliveries, orders, backlog, home pricing, leverage and gross margins;

•	the sufficiency of our liquidity to implement our strategy and our ability to access additional capital and refinance existing indebtedness;

•	litigation outcomes and related costs;

•	plans to purchase our notes prior to maturity and to engage in debt exchange transactions;

•	the effect of seasonal trends;

•	our ability to realize the value of our deferred tax assets and the timing relating thereto;

•	our plans to enhance revenue while maintaining an appropriate sales pace;

•	that we may acquire other homebuilders;

•	the market rate risks relating to our debt and investments;

•	our plans to concentrate operations and capital in growing markets;

•	the impact of recent accounting standards;

•	amounts remaining to complete relating to existing surety bonds; and

•	our interest rate hedging and derivatives strategy.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied. Such factors include, but are not limited to, the following:

•	adverse economic conditions that negatively impact the demand for homes;

•	the market value and availability of land;

•	the willingness of customers to purchase homes at times when mortgage-financing costs are high or when credit is difficult to obtain;

•	competition with other homebuilders as well as competition from the sellers of existing homes and rental properties;

•	the cost and availability of labor and materials;

•	our ability to obtain suitable bonding for development of our communities;

•	high cancellation rates;

•	the risk of our longer-term acquisition strategy;

•	adverse weather conditions, natural disasters and climate change;

•	product liability and warranty claims;

•	the inherent danger of our building sites;

•	our reliance on subcontractors and their ability to construct our homes;

•	risks relating to our mortgage financing activities, including our obligation to repurchase loans we previously sold in the secondary market;

•	our dependence on key employees;

•	risks relating to acquisitions, including integration risks;

•	our failure to maintain the security of electronic and other confidential information;

•	the adverse effects of negative media publicity;

•	government regulation, including environmental, building, energy efficiency, climate change, employment, worker health, safety, mortgage lending, title insurance, zoning and land use regulation;

•	increased regulation of the mortgage industry;

•	changes to tax laws that make homeownership more expensive;

•	the impact of “slow growth,” “no growth” and similar initiatives;

•	our ability to obtain additional capital when needed and at an acceptable cost;

•	the amount of, and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing;

•	our ability to generate cash, including to service our debt;

•

risks relating to our unconsolidated joint ventures, including our ability and the ability of our partners to contribute funds to our joint ventures when needed or contractually agreed to, entitlement and development risks for the land owned by our joint ventures, the availability of financing to the joint ventures, our completion obligations to the joint ventures, the illiquidity of our joint venture investments, partner disputes, and risks relating to our determinations concerning the consolidation or non-consolidation of our joint venture investments;

•	the influence of our principal stockholder;

•	the provisions of our charter, bylaws and stockholders’ rights agreement that could delay, defer or prevent a third party from acquiring us; and

•	other risks discussed in this prospectus supplement, the accompanying prospectus and our other filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement or the accompanying prospectus. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Use of proceeds

We estimate that the net proceeds to us from the sale of the notes offered hereby will be approximately $297.6 million (net of underwriting discounts and commissions and fees and expenses of the offering).

We intend to use the net proceeds of this offering for general corporate purposes, which may include acquisition of land or other home building companies, land development, home construction, repurchases of our common stock and repurchases or repayment of our debt, including repayment or repurchasing of our 1 ¼% Convertible Senior Notes due August 2032.

As of March 31, 2017, we had $253 million principal amount of our 1 ¼% Convertible Senior Notes due August 2032 outstanding.

Capitalization

The following table sets forth our capitalization as of March 31, 2017:

•	on an actual basis;

•	on an adjusted basis to reflect the April Refinancing; and

•	on an adjusted basis to reflect the April Refinancing, the completion of this offering and the use of the proceeds therefrom to repay all of our 1 1/4% Convertible Senior Notes due August 2032.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ending March 31, 2017, each of which are incorporated by reference in this prospectus supplement, and with the section entitled “Description of other indebtedness” in this prospectus supplement and the “Description of securities” in the accompanying prospectus.

	As of March 31, 2017
(Dollars in thousands) (unaudited)	Actual	As adjusted for the April Refinancing	As adjusted for the April Refinancing, this offering and the use of proceeds therefrom
Cash and equivalents(1)	$174,187	$171,587	$216,137

Debt(2)(3)
Revolving credit facility(4)	—	—	—
Secured project debt and other notes payable	27,397	27,397	27,397
8 2/5% Senior Notes due May 2017	231,725	—	—
8 3/8% Senior Notes due May 2018	574,600	574,600	574,600
1 5/8% Convertible Senior Notes due May 2018	221,077	221,077	221,077
1/4% Convertible Senior Notes due June 2019	255,196	255,196	255,196
6 5/8% Senior Notes due May 2020	318,416	318,416	318,416
8 3/8% Senior Notes due January 2021	395,525	395,525	395,525
6 1/4% Senior Notes due December 2021	297,742	297,742	297,742
5 3/8% Senior Notes due October 2022	249,264	249,264	249,264
5 7/8% Senior Notes due November 2024	297,077	426,777	426,777
5 1/4% Senior Notes due June 2026	297,427	395,127	395,127
% Senior Notes due 2027 offered hereby	—	—	297,550
1 1/4% Convertible Senior Notes due August 2032	252,455	252,455	—

Total debt	3,417,901	3,413,576	3,458,671

Stockholders’ Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued and outstanding at March 31, 2017 and December 31, 2016	—	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 114,587,534 and 114,429,297 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively(5)	1,146	1,146	1,146
Additional paid-in capital	3,206,584	3,206,584	3,206,584
Accumulated earnings	1,079,815	1,079,815	1,079,815
Accumulated other comprehensive income (loss), net of tax	(172)	(172)	(172)

Total stockholders’ equity	$4,287,373	$4,287,373	$4,287,373

Total capitalization	$7,705,274	$7,700,949	$7,746,044

(1)	Includes $30.3 million of restricted cash and excludes $59.4 million of cash and cash equivalents related to our financial services subsidiary.
(2)	Excludes $154.5 million of debt related to our financial services subsidiary.
(3)	The carrying amount of our senior notes are net of debt issuance costs and any discounts or premiums that are amortized to interest costs over the respective terms of the notes. See “Description of other indebtedness—Senior Notes” for the principal amounts of our outstanding senior notes.
(4)	As of March 31, 2017, we were party to a $750 million unsecured revolving credit facility. As of March 31, 2017, we had no borrowings outstanding under the facility and had outstanding letters of credit issued under the facility totaling $106.5 million, leaving $643.5 million available under the facility to be drawn. As of June 2, 2017, we had $40 million of borrowings outstanding under the facility.
(5)	Excludes 4.4 million shares of common stock reserved for issuance upon exercise of outstanding share-based awards.

Description of notes

The Company will issue     % Senior Notes due 2027 (the “Notes”) under an indenture dated as of April 1, 1999 (the “Base Indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture dated as of April 13, 1999, a Second Supplemental Indenture dated as of September 5, 2000, a Third Supplemental Indenture dated as of December 28, 2001, a Fourth Supplemental Indenture dated as of March 4, 2003, a Fifth Supplemental Indenture dated as of May 12, 2003, a Sixth Supplemental Indenture dated as of September 23, 2003, a Seventh Supplemental Indenture dated as of March 11, 2004, an Eighth Supplemental Indenture dated as of March 11, 2004, a Ninth Supplemental Indenture dated as of August 1, 2005, a Tenth Supplemental Indenture dated as of August 1, 2005, an Eleventh Supplemental Indenture dated as of February 22, 2006, a Twelfth Supplemental Indenture dated as of May 5, 2006, a Thirteenth Supplemental Indenture dated as of October 8, 2009, a Fourteenth Supplemental Indenture dated as of May 3, 2010, a Fifteenth Supplemental Indenture dated as of December 22, 2010, a Sixteenth Supplemental Indenture dated as of December 22, 2010, a Seventeenth Supplemental Indenture dated as of December 22, 2010, an Eighteenth Supplemental Indenture dated as of August 6, 2012, a Nineteenth Supplemental Indenture dated as of August 6, 2012, a Twentieth Supplemental Indenture dated as of August 6, 2013, a Twenty-First Supplemental Indenture dated as of November 6, 2014, a Twenty-Second Supplemental Indenture dated as of October 1, 2015, a Twenty-Third Supplemental Indenture dated as of October 1, 2015, a Twenty-Fourth Supplemental Indenture dated as of October 1, 2015, a Twenty-Fifth Supplemental Indenture dated as of October 1, 2015, a Twenty-Sixth Supplemental Indenture dated as of October 1, 2015, a Twenty-Seventh Supplemental Indenture dated as of May 31, 2016, and a Twenty-Eighth Supplemental Indenture to be dated as of             , 2017 among the Company, as issuer, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the Notes will be issued (the “Twenty-Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Indenture contains provisions which define your rights under the Notes.

References to the “Company”, “we”, “us” or “our” in this “Description of notes” refer only to CalAtlantic Group, Inc. and not any of its Subsidiaries. Certain terms used in the following description are defined under “Certain Definitions” below. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

The following is a summary of the material provisions of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “Trust Indenture Act”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Indenture. You are referred to the Indenture and the Trust Indenture Act for a statement thereof. We urge you to read the Indenture. The Company has filed a copy of the Base Indenture, and will file a copy of the Twenty-Eighth Supplemental Indenture, with the Securities and Exchange Commission. Copies of the Indenture may also be obtained from the Company at the Company’s address set forth under “Where you can find more information.”

General

•	The Notes will:

•	be general unsecured obligations of the Company;

•	rank equally in right of payment with all existing and future general obligations of the Company (except for current and future obligations that may be subordinated to the Notes);

•	be effectively subordinated to any secured obligations of the Company to the extent of the value of the collateral securing such obligations;

•	be structurally subordinated to obligations of Subsidiaries of the Company that are not Guarantors;

•	be guaranteed by each Subsidiary of the Company that is a guarantor of the Company’s obligations under any of the Other Public Notes on a senior basis;

•	mature on , 2027; and

•	initially be limited to $300 million aggregate principal amount, subject to the Company’s ability to issue Additional Notes (as defined below).

The Guarantees will:

•	be general unsecured obligations of the Guarantors;

•	be effectively subordinated to any secured obligations of a Guarantor to the extent of the value of the collateral securing such obligations; and

•	be structurally subordinated to obligations of Subsidiaries of a Guarantor that are not themselves Guarantors.

Under the Indenture, the Company may “reopen” the Notes and issue additional Notes (“Additional Notes”) without the consent of the holders of the Notes.

Since our operations are currently conducted in part through our Subsidiaries, our cash flow and our consequent ability to service our debt, including the Notes, are dependent, in part, upon the earnings of our Subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our Subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings and cash resources of those Subsidiaries and are subject to various business considerations. Certain laws also restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. Except to the extent these restrictions do not apply to Subsidiaries that are Guarantors, we would not be able to receive the earnings or cash resources of those Subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Guarantees. If this were to occur, we would also be unable to use the earnings or cash resources of these Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt. Claims of creditors of any Subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries, if any, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes and each Guarantee will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.

At March 31, 2017, the total liabilities of the Company’s Subsidiaries (excluding liabilities related to the Company’s Guarantor Subsidiaries) were approximately $68.0 million, excluding liabilities related to our mortgage banking operations and $941.0 million of intercompany liabilities owed to the Company. The Indenture does not limit the incurrence of unsecured Indebtedness or other liabilities by the Company or its Subsidiaries.

Each Note will bear interest at the rate per annum shown on the cover page of this prospectus supplement from             , 2017. Interest on the Notes will be payable on each          and          (each an “Interest Payment Date”), commencing             , 2017, to holders of record at the close of business on the          and          immediately preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

The Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes to be redeemed. At any time prior to                  (the date that is six months prior

to the maturity date), the Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, as defined below, of 100% of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date, which we refer to as the “Remaining Life,” discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption. At any time on or after                  (the date that is six months prior to the maturity date), the Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company to act as the quotation agent.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City, a “primary treasury dealer,” the Company will substitute therefor another primary treasury dealer, and (b) two other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before 11:00 a.m. (New York City time) on the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption. Notwithstanding the foregoing, with respect to any Notes held in global form, Notes to be redeemed shall be selected in accordance with the applicable procedures and rules of the depositary.

The Company may at any time, and from time to time, purchase any or all of the Notes at any price or prices in the open market or otherwise.

Note Guarantees

Each Restricted Subsidiary of the Company that is a guarantor of the Company’s obligations under the Other Public Notes will unconditionally, jointly and severally, and irrevocably guarantee (each such guarantee a “Guarantee”), on a senior basis, punctual payment when due, whether at stated maturity or otherwise, by acceleration or otherwise, all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, or otherwise, on the Original Issue Date. After the Original Issue Date, as described under “—Certain Covenants—Future Subsidiary Guarantees”, any Restricted Subsidiary that guarantees any of the Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States also will be required to provide a Guarantee of the Company’s obligations under the Indenture and the Notes.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. There can be no assurance that such limitation would be enforced by a court considering the issue. If notwithstanding such limitation a Guarantee of a Guarantor were avoided, the Notes would be structurally subordinated to the obligations of such Guarantor. See “Risk Factors—The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.” Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective adjusted net assets (as defined) of all the Guarantors at the time of such payment.

The Guarantee of a Guarantor will be released upon:

(a)	the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets or its Capital Stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company;

(b)	discharge of the Indenture or defeasance of the Notes, as provided under the heading “—Discharge and Defeasance”;

(c)	any Restricted Subsidiary ceasing to be a Restricted Subsidiary as a result of the Company, directly or indirectly, owning less than 80% of such Subsidiary;

(d)	any Guarantor ceasing to guarantee all Other Public Notes and any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States; or

(e)	the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

and in each such case such Guarantor shall be deemed automatically and unconditionally released and discharged from all the Guarantor’s obligations under the Guarantee with respect to the Indenture and the Notes without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the Notes. In the event of a transfer of all or substantially all of the assets or Capital Stock of a Guarantor to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company, the Person acquiring such assets or stock of such Guarantor shall not be subject to the Guarantor’s obligations under the Guarantee.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee with respect to the Indenture and the Notes upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the Notes.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder shall have the right to require that the Company repurchase all or a portion of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the occurrence of a Change of Control Triggering Event but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating:

•

that a Change of Control Triggering Event has occurred or will occur and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts and relevant financial information regarding such Change of Control Triggering Event;

•	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

•

if mailed prior to the occurrence of a Change of Control Triggering Event, that the right to require the Company to purchase such holder’s Notes is conditioned on the Change of Control Triggering Event occurring on or prior to the repurchase date specified in such notice; and

•	the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes repurchased.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

The occurrence of a change of control (which term is defined broadly under our current Bank Credit Facility) may result in a default or event of default under such Bank Credit Facility (unless the Bank Credit Facility is prepaid and terminated) and any amounts owed thereunder may thereupon become due and payable. The occurrence of a Change of Control will also be deemed to constitute a change of control under the indentures governing the Other Public Notes (other than the 2032 Notes, the 2026 Notes, the 2024 Notes, the 2022 Notes, the 2020 Notes, the 2019 Notes and the 1  5/8% 2018 Notes) and may constitute a change of control under the indentures governing the 2032 Notes, the 2026 Notes, the 2024 Notes, the 2022 Notes, the 2020 Notes, the 2019 Notes and the 1  5/8% 2018 Notes. However, the right to require the Company to repurchase the 2032 Notes, the 2019 Notes and the 1  5/8% 2018 Notes upon a Change of Control is not also conditioned upon a Rating Decline, so there may be circumstances where the Company would be required to offer to repurchase the 2032 Notes, the 2019 Notes or the 1  5/8% 2018 Notes but not the Notes. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control or Change of Control Triggering Event. The Company’s failure to purchase the Notes in connection with a Change of Control Triggering Event would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

Except as described above, to the extent permitted by the Indenture, the Company could enter into transactions such as acquisitions, refinancings, recapitalizations or highly leveraged transactions that would not result in a Change of Control Triggering Event requiring the Company to offer to repurchase the Notes. In addition, the definition of Change of Control in the Indenture includes the sale of “all or substantially all” of the assets of the Company. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the Indenture. Accordingly, upon a sale of less than all of the assets of the Company, the ability of a holder of Notes to require the Company to repurchase such Notes may be uncertain.

Certain Covenants

The Indenture does not include any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities for the benefit of the Notes, nor does it include any covenants or other provisions intended to protect holders of the Notes in the event of a highly leveraged transaction, other than with respect to certain change of control transactions. See “—Change of Control Triggering Event.”

Restrictions on Secured Indebtedness

The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, Incur any Secured Indebtedness unless the Notes will be secured equally and ratably with (or prior to) such Secured Indebtedness, with certain exceptions. This restriction does not prohibit the Incurrence of Secured Indebtedness which is secured by:

(a)	Liens on model homes, homes under construction, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures, equipment located thereat or thereon and other related property customarily included as collateral under mortgages, deeds of trust and related documents for a homebuilding or other land development project;

(b)	Liens on assets at the time of their acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Liens secure obligations assumed by the Company or a Restricted Subsidiary, or on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(c)	Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(d)	Liens incurred in connection with pollution control, industrial revenue, water sewage or any similar item; and

(e)	Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company.

Additionally, such permitted Secured Indebtedness includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Indebtedness permitted at the time of the original Incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may Incur Secured Indebtedness, without equally or ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding (i) Secured Indebtedness permitted under clauses (a) through (e) above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) and (ii) any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) under “—Restrictions on Sale and Leaseback Transactions” and Attributable Debt in respect of Sale and Leaseback Transactions to which the provision under “—Restrictions on Sale and Leaseback Transactions” does not apply pursuant to the first sentence of the second paragraph thereof) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Indebtedness are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Indebtedness, and will not restrict or limit our or our Restricted Subsidiaries’ ability to Incur any unsecured Indebtedness, or of any Subsidiary which is not a Restricted Subsidiary to Incur any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(a)	notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(b)	fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company and communicated in writing to the Trustee); and

(c)	the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of (i) the Notes or any Other Public Notes (including the cancellation by the Trustee of any Notes or Other Public Notes delivered by the Company to the Trustee or the trustee of such Other Public Notes), (ii) other Indebtedness of the Company that ranks equally with the Notes, including under any Bank Credit Facility, or (iii) Indebtedness of any Guarantor that ranks equally with its Guarantee of the Notes, or

•	to the purchase by the Company or any Restricted Subsidiary of property used in their respective businesses.

This provision will not apply to a Sale and Leaseback Transaction that relates to a sale of a property that occurs within 180 days from the later of (x) the date of acquisition of the property by the Company or a Restricted Subsidiary, (y) the date of the completion of the construction of that property or (z) the date of commencement of full operations on that property. In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction without satisfying the conditions set forth in clauses (a), (b) and (c) above if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding Secured Indebtedness permitted under clauses (a) through (e) described in “—Restrictions on Secured Indebtedness,” above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) or Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) above and Attributable Debt in respect of Sale and Leaseback Transactions to which this provision does not apply pursuant to the first sentence of this paragraph) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Future Subsidiary Guarantees

The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the Notes on the same terms as the guarantee of such Other Public Notes or other notes issued under an indenture or comparable documents to indentures used in jurisdictions outside of the United States (except that the guarantee of any notes issued under an indenture or comparable documents to indentures used in jurisdictions outside of the United States that are subordinated to the Notes shall be subordinated to the guarantee of the Notes to the same extent as such notes are subordinated to the Notes).

Designation of Restricted and Unrestricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, (a) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (b) make any additional Investment in any Unrestricted Subsidiary unless the amount of such Investment (or deemed Investment in the case of a designation), when taken together with all Investments (including by way of designation) made in Unrestricted Subsidiaries after the Original Issue Date, would not exceed the sum of (without duplication):

(i)	(1) 50% of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis subsequent to June 30, 2009; plus

(2) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issuance or sale, after September 17, 2009, of Capital Stock (other than Disqualified Stock) of the Company, including Capital Stock (other than Disqualified Stock) of the Company issued subsequent to September 17, 2009 upon the conversion of Indebtedness of the Company initially issued for cash; plus

(3) 100% of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary, a Homebuilding Joint Venture or any other Person in which the Company (or any Restricted Subsidiary), directly or indirectly, has an ownership interest but less than an 80% ownership interest to the extent that such dividends or distributions do not exceed the amount of loans, advances or capital contributions made to any such entity or Person subsequent to September 17, 2009 and included in the calculation of Investments pursuant to this clause (i), less

(4) the sum of:

(a) any dividend on, or distribution in respect of, or purchase, redemption or other acquisition of or retirement for value of, any Capital Stock of the Company since September 17, 2009, other than (x) through the issuance solely of the Company’s own Capital Stock (other than Disqualified Stock), or rights thereto or (y) the retirement of any shares of the Company’s Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of other shares of its Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under subclause (i)(2) above; plus

(b) any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value prior to scheduled principal payments or maturity of, Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes since September 17, 2009, other than (x) any repayment, redemption, repurchase, defeasance or other retirement that is made substantially concurrent with the receipt of proceeds from the Incurrence of Indebtedness that by its terms is both subordinated in right of payment to the Notes and matures, by sinking fund or otherwise, after the earlier of (A) the Stated Maturity of the Notes, and (B) the maturity date of the subordinated Indebtedness being repaid, redeemed, repurchased, defeased or otherwise retired and (y) the redemption, repayment, repurchase, defeasance or other retirement of Indebtedness with proceeds received from the substantially concurrent sale of shares of the Company’s Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under subclause (i)(2) above; plus

(c) any Restricted Investment made since September 17, 2009 (for the avoidance of doubt, without duplication of any Investment in Unrestricted Subsidiaries made after the Original Issue Date and included in the calculation of Investments permitted pursuant to this “Designation of Restricted and Unrestricted Subsidiaries”);

(ii)	100% of dividends or distributions (the fair market value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary; provided, however, that in the case of an Unrestricted Subsidiary that is created after the Measurement Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Measurement Date), such credit shall not exceed the amount of Investments by the Company and the Restricted Subsidiaries made in such Unrestricted Subsidiary after the Measurement Date;

(iii)	the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing amount shall not exceed, in the case of any Unrestricted Subsidiary that is created after the Measurement Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Measurement Date), the amount of Investments made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary after the Measurement Date; and

(iv)	$50.0 million.

The Company will not (A) permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless (1) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (2) such Subsidiary complies with the provisions of the covenant described under “—Future Subsidiary Guarantees” or (B) permit any Unrestricted Subsidiary that is an Unrestricted Subsidiary under the 8  3/8% 2018 Notes Indenture, the 8  3/8% 2021 Notes Indenture, the 6  1/4% 2021 Notes Indenture, the 2024 Notes Indenture, or the 2026 Notes Indenture to be designated as a Restricted Subsidiary under the 8  3/8% 2018 Notes Indenture, the 8  3/8% 2021 Notes Indenture, the 6  1/4% 2021 Notes Indenture, the 2024 Notes Indenture, or the 2026 Notes Indenture unless it would be permitted to designate and concurrently does so designate such Subsidiary as a Restricted Subsidiary.

Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, a copy thereof shall be filed with the Trustee, together with an officers’ certificate stating that the provisions of this covenant have been complied with in connection with such designation.

At the Original Issue Date, CalAtlantic Mortgage, Inc. and its Subsidiaries and Standard Pacific Investment Corp. and its Subsidiaries are Unrestricted Subsidiaries.

Mergers and Sales of Assets by the Company

The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless:

•

such Person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the Notes; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Except as provided under “—Note Guarantees,” no Guarantor will be permitted to transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

•

the Person acquiring the property in any such transfer or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under the Indenture (including its Guarantee of the Notes) pursuant to an agreement reasonably satisfactory to the Trustee; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided, that, nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or a liquidation of a Guarantor that has no assets or distributes such Guarantor’s assets to the Company or another Guarantor or shall prevent any transfer of all or substantially all assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, liquidation, merger or transfer between a Guarantor and the Company or another Guarantor, the Guarantee given by the non-surviving or transferring Guarantor in the transaction shall no longer have any force or effect.

Events of Default

The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the Notes may rescind such a declaration.

Under the Indenture, an Event of Default is defined as any of the following:

•	failure by the Company to pay the principal or premium of any Note when due;

•	failure by the Company to pay any interest on any Note when due, continuing for 30 days;

•

failure by the Company to comply with its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes and (except in the case of a default with respect to the covenants described in “—Mergers and Sales of Assets by the Company”) the Company’s failure to cure such Default within 60 days after receipt by the Company of such notice;

•	certain events of bankruptcy or insolvency;

•

default under any mortgage, indenture (including the Base Indenture and the supplemental indentures thereto in respect of the terms of the Other Public Notes, or any other indenture in respect of the Other Public Notes, as applicable) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $50 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the Notes and Non-Recourse Indebtedness) in the aggregate of $50 million or more becoming or being declared due and payable before it would otherwise become due and payable;

•

entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $10 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; or

•

except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

The Trustee shall give notice to holders of the Notes of any continuing Default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice of any Default, other than a default in payment of principal of or interest on the Notes, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such directions shall not be in conflict with any law or the Indenture and are subject to certain other limitations. The Trustee may refuse to exercise any right or power under the Indenture at the direction of such holders if the Trustee has not been provided with indemnity satisfactory to it. No holder of Notes will have any right to pursue any remedy with respect to the Indenture (including, for the avoidance of doubt, the Guarantees) or the Notes, unless:

•	such holder shall have previously given the Trustee written notice of a continuing Event of Default;

•	the holders of at least a majority in aggregate principal amount of the outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

•	such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

•	the Trustee shall have failed to comply with the request within 60 days after receipt of such request and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the Notes have not given the Trustee a direction inconsistent with such request.

Notwithstanding the foregoing, the right of any holder of any Note to receive payment of the principal of and interest on such Note on the stated maturity expressed in such Note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the Notes may waive an existing Default or Event of Default and its consequences, other than any Default or Event of Default in any payment of the principal of or interest on any Note or any Default or Event of Default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Note as described in “—Modification and Waiver” below.

The Company is required to deliver to the Trustee an annual certificate regarding compliance with the Indenture, which certificate shall include a statement whether any officer of the Company is aware of any Default or Event of Default and describe such Default or Event of Default, if any.

Acceleration

Except with respect to an Event of Default due to certain bankruptcy or insolvency events, if an Event of Default has occurred and is continuing, the Trustee by notice to the Company, or the holders of at least 25% of the outstanding Notes by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. If there is an Event of Default due to certain bankruptcy or insolvency events, then the Notes, without any declaration, notice or other act on the part of the Trustee and the Company or any holder, shall automatically be due and payable immediately. Holders of a majority in principal amount of outstanding Notes may rescind an acceleration and its consequences (other than an acceleration due to nonpayment of principal of, or interest on, the Notes); provided that the rescission does not conflict with any judgment or decree and all existing Events of Default (other than non-payment of accelerated principal and premium, if any) have been cured or waived.

Discharge and Defeasance

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) when:

•

either (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for which payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (2) all Notes not delivered to the Trustee for cancellation have become due and payable, will become due and payable at stated maturity within one year or are to be called for redemption by the Company within one year pursuant to the provisions described under “—Optional Redemption,” and the Company has irrevocably deposited or caused to be deposited in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption,

•	the Company has paid all sums payable under the Indenture in respect of the Notes, and

•	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

With respect to such discharge, the Company will also be required to deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to such discharge have been complied with.

In addition, the Company may terminate all its obligations under the Indenture as they relate to the Notes at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption, and

•

complying with other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right to terminate and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Original Issue Date.

The Company may also terminate its obligations under the Indenture, other than the obligation to pay principal of and any interest on the Notes and certain other obligations, at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption, and

•

complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right to terminate and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Modification and Waiver

The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Notes:

•	to add to the covenants, agreements and obligations of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred in the Indenture upon the Company;

•	to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the Notes;

•

to provide for guarantees pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantees,” to provide for release of a Guarantor in compliance with the Indenture and to evidence the succession of another Person to such Guarantor and the assumption by it of the obligations of such Guarantor under the Indenture and such Guarantee;

•	to provide for the issuance of Additional Notes as permitted under the Indenture;

•

to provide for the acceptance of appointment under the Indenture of a successor Trustee and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to conform the text of the Indenture or the Notes to any provision of this “Description of notes”;

•	to pledge collateral to secure the Notes and Guarantees and to release any collateral securing the Notes and Guarantees as provided in the Indenture; or

•	to make any other change that does not adversely affect the rights of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including any consent obtained in connection with any purchase or exchange of or tender for the Notes), the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the Notes; provided that no such supplemental indenture will, without the consent of the holder of each such Note affected thereby:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•

reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under “—Optional Redemption” or with respect to mandatory offers to repurchase Notes described under “—Change of Control Triggering Event” (other than, for the avoidance of doubt, any waiver or modification of the obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event prior to the occurrence of a Change of Control);

•	make any Note payable in money or at a place other than that stated in such Note;

•	make any change in the “Waiver of Existing Defaults,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture;

•	adversely modify the ranking or priority of the Notes, except for releases of Guarantees and collateral securing the Notes permitted by the Indenture;

•	waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes; or

•	release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

Holders of not less than a majority in principal amount of the outstanding Notes may waive certain past Defaults or Events of Default and may waive compliance by the Company with certain of the restrictive covenants described above.

The Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will be permitted to engage in certain transactions with the Company and its subsidiaries; provided, however, if the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the Indenture and the Notes.

Reports to Holders of the Notes

So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

Certain Definitions

Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2019 Notes” means the Company’s  1/4% Convertible Senior Notes due 2019.

“2020 Notes” means the Company’s 6  5/8% Senior Notes due 2020.

“2022 Notes” means the Company’s 5  3/8% Senior Notes due 2022.

“2024 Notes” means the Company’s 5  7/8% Senior Notes due 2024.

“2024 Notes Indenture” means the Base Indenture as amended and supplemented by the Twenty-First Supplemental Indenture thereto and the Twenty-Fifth Supplemental Indenture thereto.

“2026 Notes” means the Company’s 5  1/4% Senior Notes due 2026.

“2026 Notes Indenture” means the Base Indenture as amended and supplemented by the Twenty-Seventh Supplemental Indenture thereto.

“2032 Notes” means the Company’s 1  1/4% Convertible Senior Notes due 2032.

“1  5/8% 2018 Notes” means the Company’s 1  5/8% Convertible Senior Notes due 2018.

“6  1/4% 2021 Notes” means the Company’s 6  1/4% Senior Notes due 2021.

“6  1/4% 2021 Notes Indenture” means the Base Indenture as amended and supplemented by the Twentieth Supplemental Indenture thereto and the Twenty-Fourth Supplemental Indenture thereto.

“8  3/8% 2018 Notes” means the Company’s 8  3/8% Senior Notes due 2018.

“8  3/8% 2018 Notes Indenture” means the Base Indenture as amended and supplemented by the Fourteenth Supplemental Indenture thereto, the Fifteenth Supplemental Indenture thereto and the Twenty-Second Supplemental Indenture thereto.

“8  3/8% 2021 Notes” means the Company’s 8  3/8% Senior Notes due 2021.

“8  3/8% 2021 Notes Indenture” means the Base Indenture as amended and supplemented by the Sixteenth Supplemental Indenture thereto and the Twenty-Third Supplemental Indenture thereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease Obligations included in any such Sale and Leaseback Transaction.

“Bank Credit Facility” means the Company’s Credit Agreement dated as of October 5, 2015, as amended, renewed, supplemented or otherwise modified from time to time and any other bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary and any other agreement (including all related ancillary agreements) pursuant to which any of the Indebtedness, Obligations, commitments, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Credit Agreement or any other bank credit agreement or credit facility (or under any subsequent Bank Credit Facility) may be refinanced, restructured, renewed, extended, refunded, replaced or increased, as the Credit Agreement or any other such bank credit agreement, credit facility or other agreement may from time to time at the option of the parties thereto be amended, renewed, supplemented or otherwise modified.

“Board of Directors” means the Board of Directors of the Company or any authorized committee thereof.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

•

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

•

a “Change of Control” occurs under any of the Other Public Notes that have not been repaid, prepaid, redeemed, defeased, retired or otherwise ceased to exist or any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States that have not been repaid, prepaid, redeemed, defeased, retired or otherwise ceased to exist.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Net Income” for any period, means the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person in which the Company or any Restricted Subsidiary has a joint interest with a third party (other than an Unrestricted Subsidiary) shall be included only to the extent of the lesser of: (A) the amount of dividends or distributions actually paid to the Company or a Restricted Subsidiary; or (B) the Company’s direct or indirect proportionate interest in the Net Income of such Person; provided that, so long as the Company or a Restricted Subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to this clause (B); (ii) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries; and (iii) the Net Income of any Unrestricted Subsidiary, any Homebuilding Joint Venture or any other Person in which the Company, or any Restricted Subsidiary has a joint interest with a third party that is not existing on June 30, 2009 shall be included only to the extent that the aggregate amount of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) by such Unrestricted Subsidiary, Homebuilding Joint Venture or other Person to the Company or to any of its consolidated Restricted Subsidiaries exceeds the aggregate amount of unpaid loans or advances and unreturned capital contributions made by the Company or any Restricted Subsidiary in or to such Unrestricted Subsidiary, Homebuilding Joint Venture or other Person.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Company and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)	all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Accounting Standards Codification 715 (formerly Statement of Financial Accounting Standards No. 106);

(2)	investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)	all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Consolidated Tangible Net Worth” with respect to a Person or Persons means the consolidated stockholders’ equity of such Person or Persons, as determined in accordance with GAAP, less the Intangible Assets of such Person or Persons.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

•	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

•	is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or

•	is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

Notwithstanding the foregoing, “Disqualified Stock” shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the repurchase date specified under “—Change of Control Triggering Event” above.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

“Guarantor” means all of the Company’s Subsidiaries that execute a Guarantee of the Notes on the Original Issue Date and any Restricted Subsidiary that subsequently executes a Guarantee of the Notes pursuant to the terms of the Indenture, until such time as any such Subsidiary is released from its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” of any Person means the net obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Homebuilding Joint Venture” means: (i) any Unrestricted Subsidiary; and (ii) any Person in which the Company or any of its Subsidiaries has an ownership interest but less than an 80% ownership interest that, in each case, was formed for and is engaged in homebuilding operations.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security or a payment-in-kind security, neither the accrual or capitalization of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means on any date of determination (without duplication),

(1)	the principal of and premium (if any) in respect of:

(A)	indebtedness of such Person for money borrowed, and

(B)	indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all Capitalized Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but in each case excluding (A) accounts payable and accrued expenses arising in the ordinary course of business and (B) any obligation to pay a contingent purchase price as long as such obligation remains contingent) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such Person, giving rise to the obligations, of any contingent obligations as described above at such date. However, in the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) at such date under such agreements will be included in Indebtedness. In addition, the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP.

“Intangible Assets” means the amount (to the extent reflected in determining consolidated stockholders’ equity) of: (A) all write-ups (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by a Person; and (B) all goodwill, trade names, trademarks, patents and other like intangibles.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(1)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(2)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any property other than cash, such property shall be valued at its fair market value at the time of such Investment as determined by the Board of Directors in good faith.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge or security interest.

“Measurement Date” means May 3, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” of any Person means the net income (loss) of such Person, determined in accordance with GAAP; excluding, however, from the determination of Net Income (i) all gains (to the extent that they exceed all losses) realized upon the sale or other disposition (including, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of such Person or its Subsidiaries owned by such Person, (ii) all non-cash compensation expenses, and (iii) all non-cash charges relating to the revaluation of earnouts or similar obligations.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a Lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property (or to Persons other than the Company or any Restricted Subsidiary) without liability on the part of the Company or any Restricted Subsidiary (other than, in the case of Indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, will in each case not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Original Issue Date” means the date of the original issue of the Notes offered hereby pursuant to the Indenture.

“Other Public Notes” means the 2032 Notes, the 2026 Notes, the 2024 Notes, the 2022 Notes, the 8  3/8% 2021 Notes, the 6  1/4% 2021 Notes, the 2020 Notes, the 2019 Notes, the 1  5/8% 2018 Notes and the 8  3/8% 2018 Notes.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agencies” means (a) each of S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons beyond the control of the Company, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by the Company (as certified by an authorized officer of the Company) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“Rating Category” means:

(1)	with respect to S&P and Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	with respect to any other Rating Agency, those categories most closely approximating those set forth in (1) or (2) above.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P and Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for any other Rating Agency) will be taken into account (e.g., with respect to S&P and Fitch a decline in rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the Notes by at least two of the three Rating Agencies during the period commencing on the Rating Date and ending 60 days after the applicable Change of Control (which period will be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). If less than three Rating Agencies are rating the Notes on any Rating Date, the ratings of the Rating Agency (or Rating Agencies) not rating the Notes will be deemed to have decreased by one or more gradations within Rating Categories or between Rating Categories until three Rating Agencies rate the Notes.

“Restricted Investment” means any loan, advance, capital contribution or transfer (including by way of guaranty or other similar arrangement) in or to any Unrestricted Subsidiary, Homebuilding Joint Venture or any Person in which the Company, directly or indirectly, has an ownership interest but less than an 80% ownership interest; provided, however, that loans, advances, capital contributions or transfers (including by way of guaranty or other similar arrangement) to a Homebuilding Joint Venture shall be counted as a Restricted Investment only to the extent that the aggregate at any one time outstanding of all such amounts expended (or with respect to guaranties or similar arrangements the amounts then guaranteed) exceed, subsequent to June 30, 2009, 30% of Consolidated Tangible Net Worth in the aggregate for all Homebuilding Joint Ventures. In the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) under such agreements will be counted as a Restricted Investment. A Restricted Investment shall include the fair market value of the net assets of any Restricted Subsidiary that at any time is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary, and the net assets of a Restricted Subsidiary that is designated an Unrestricted Subsidiary, shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

“Restricted Subsidiary” means any 80% or more owned Subsidiary that has not been designated an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on Capital Stock owned directly or indirectly by the Company or a Restricted Subsidiary in any Person or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a Person in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness of any Subsidiary that was formed for and is engaged in homebuilding or land development operations which is secured principally by unimproved land (whether entitled or unentitled), improved land (including lots under development), housing units under construction, completed housing units and other related property customarily included as collateral under mortgages, deeds of trust and related documents for homebuilding or land development operations. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Subsidiary” means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company or its Subsidiaries, or any Person in which the Company or its Subsidiaries has at least a majority ownership interest.

“Unrestricted Subsidiary” means: (i) any Subsidiary in which the Company, directly or indirectly, has less than an 80% ownership interest; (ii) any 80% or more owned Subsidiary which in accordance with the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” has been designated in a resolution adopted by the Board of Directors as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” hereof, be designated by a resolution of the Board of

Directors as a Restricted Subsidiary; and (iii) any 80% or more owned Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form

The Notes initially will be represented by notes in registered global form (the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for the Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies (“indirect participants”), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants or indirect participants may beneficially own the Notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each Note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the Notes represented by such Global Note purchased by such participants in the offering. Such accounts shall be designated by the underwriters. Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) which are participants in such system.

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on the Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised the Company that it will take any action permitted to be taken by a holder of the Notes, as the case may be, only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is a continuing Default or Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants. So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Notes and the Indenture. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owners or holders of any Notes represented by such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of the Notes under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes only if:

(a)	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository within 90 days after the date of such notice,

(b)	the Company in its discretion at any time determines not to have all the Notes represented by such Global Note, or

(c)	there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note.

Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes,

(a)	certificated Notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof,

(b)	payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Description of other indebtedness

Senior Notes

At March 31, 2017, we had $3,400.5 million principal amount of senior notes outstanding, consisting of the following:

March 31, 2017
(Dollars in thousands)
8 2/5% Senior Notes due May 2017	$230,000
8 3/8% Senior Notes due May 2018	575,000
1 5/8% Convertible Senior Notes due May 2018	225,000
1/4% Convertible Senior Notes due June 2019	267,500
6 5/8% Senior Notes due December 2020	300,000
8 3/8% Senior Notes due January 2021	400,000
6 1/4% Senior Notes due December 2021	300,000
5 3/8% Senior Notes due October 2022	250,000
5 7/8% Senior Notes due November 2024	300,000
5 1/4% Senior Notes due June 2026	300,000
1 1/4% Convertible Senior Notes due August 2032	253,000

$3,400,500

The senior notes payable described above are all senior obligations and rank equally with our other existing senior indebtedness and, with the exception of our 1 1/4% Convertible Senior Notes due August 2032 (“1 1/4% Convertible Notes”), 1 5/8% Convertible Senior Notes due May 2018 (“1 5/8% Convertible Notes”) and  1/4% Convertible Senior Notes due June 2019 ( 1/4% Convertible Notes”), are redeemable at our option, in whole or in part, pursuant to a “make whole” formula. All of the senior notes contain various restrictive covenants, including, but not limited to, a limitation on secured indebtedness and a restriction on sale leaseback transactions. As of March 31, 2017, we were in compliance with the covenants required by our senior notes.

Our 1 5/8% Convertible Notes will mature on May 15, 2018, unless earlier converted or repurchased. The holders may convert their 1 5/8% Convertible Notes at any time into shares of our common stock at a current conversion rate of 31.8664 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $31.38 per share), subject to adjustment. We may not redeem the 1 5/8% Convertible Notes prior to the stated maturity date.

Our  1/4% Convertible Notes will mature on June 1, 2019, unless earlier converted, redeemed or repurchased. The holders may convert their  1/4% Convertible Notes at any time into shares of our common stock at a current conversion rate of 13.6080 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $73.49 per share), subject to adjustment. We may not redeem the  1/4% Convertible Notes prior to June 6, 2017. On or after that date, we may redeem for cash any or all of the  1/4% Convertible Notes, at our option, if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which we provide notice of redemption, including the last trading day of such 30 day trading period, exceeds 130 percent of the applicable conversion price on each applicable trading day. The redemption price will equal 100% of the principal amount of the  1/4% Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Our 1 1/4% Convertible Notes will mature on August 1, 2032, unless earlier converted, redeemed or repurchased. The holders may at any time convert their 1 1/4% Convertible Notes into shares of our common stock at a current conversion rate of 24.9207 shares of common stock per $1,000 principal amount of convertible notes (which is equal to a conversion price of approximately $40.13 per share), subject to adjustment. We may not redeem the  1/4% Convertible Notes prior to August 5, 2017. On or after that date, we may redeem for cash all or part of the convertible notes at a redemption price equal to 100% of the principal amount of the convertible notes being redeemed. We intend to issue a notice of redemption to the holders of our 1 1/4% Convertible Notes to redeem the 1 1/4% Convertible Notes at a price of 100% of the principal amount, plus accrued and unpaid interest, on August 7, 2017. Prior to such redemption, the holders of our 1 1/4% Convertible Notes are entitled to require us to repurchase their notes at such price on August 1, 2017 and, to the extent the redemption is not consummated, on August 1, 2022 or 2027.

Secured Project Debt and Other Notes Payable

Our secured project debt and other notes payable consist of seller non-recourse financing and community development district and similar assessment district bond financings used to finance land acquisition, development and infrastructure costs for which we are responsible. At March 31, 2017, we had approximately $27.4 million outstanding in secured project debt and other notes payable.

Surety Bonds

Surety bonds serve as a source of liquidity for the Company because they are used in lieu of cash deposits and letters of credit that would otherwise be required by governmental entities and other third parties to ensure our completion of the infrastructure of our communities and other performance obligations. At March 31, 2017, we had approximately $918.1 million in surety bonds outstanding (exclusive of surety bonds related to our joint ventures), with respect to which we had an estimated $464.7 million remaining in cost to complete.

Revolving Credit Facility

As of March 31, 2017, we were party to a $750 million unsecured revolving credit facility (the “Revolving Facility”), $350 million of which is available for letters of credit, which matures in October 2019. The Revolving Facility has an accordion feature under which we may increase the total commitment up to a maximum aggregate amount of $1.2 billion, subject to certain conditions, including the availability of additional bank commitments. Interest rates, as defined in the credit agreement, approximate (i) LIBOR (approximately 0.983% at March 31, 2017) plus 1.75% or (ii) Prime (4.00% at March 31, 2017) plus 0.75%.

In addition to customary representations and warranties, the Revolving Facility contains financial and other covenants, including a minimum tangible net worth requirement of $1.65 billion (which amount is subject to increase over time based on subsequent earnings and proceeds from equity offerings), a net homebuilding leverage covenant that prohibits the leverage ratio (as defined therein) from exceeding 2.00 to 1.00 and a land covenant that limits land not under development to an amount not to exceed tangible net worth. We are also required to maintain either (a) a minimum liquidity level (unrestricted cash in excess of interest incurred for the previous four quarters) or (b) a minimum interest coverage ratio (EBITDA to interest expense, as defined therein) of at least 1.25 to 1.00. We were in compliance with all of the Revolving Facility covenants as of December 31, 2016. The Revolving Facility also limits, among other things, our investments in joint ventures and the amount of our common stock that we can repurchase. On March 31, 2017, we had no borrowings outstanding under the facility and had outstanding letters of credit issued under the facility totaling $106.5 million, leaving $643.5 million available under the facility to be drawn. As of June 2, 2017, we had $40 million of borrowings outstanding under the facility.

Letter of Credit Facilities

As of March 31, 2017, in addition to our $350 million letter of credit sublimit under our Revolving Facility, we were party to four committed letter of credit facilities totaling $40.2 million, of which $26.1 million was outstanding. These facilities require cash collateralization and had maturity dates ranging from August 2017 to October 2017. As of March 31, 2017, these facilities were secured by cash collateral deposits of $26.6 million. Upon maturity, we may renew or enter into new letter of credit facilities with the same or other financial institutions.

Intercompany Indebtedness to Unrestricted Subsidiaries

At March 31, 2017, we and the subsidiary guarantors had approximately $378.6 million of intercompany indebtedness outstanding to Standard Pacific Investment Corp., an unrestricted subsidiary, as defined in the indentures governing our outstanding notes, which bears interest at 2.0% per annum and matures on October 5, 2019. This indebtedness can be prepaid (together with interest accrued on the amount prepaid) at any time, in whole or in part, and without penalty.

Land Development and Homebuilding Joint Ventures

Our joint ventures have historically obtained secured acquisition, development and/or construction financing designed to reduce the use of funds from corporate financing sources. As of March 31, 2017, we held ownership interests in 27 homebuilding and land development joint ventures, of which 13 were active and 14 were inactive or winding down. As of such date, only two joint ventures had project specific debt outstanding, which totaled $30.1 million. This joint venture bank debt is non-recourse to us and is scheduled to mature in June 2017. In addition, at March 31, 2017, we had no joint venture surety bonds outstanding.

Mortgage Credit Facilities

We make mortgage loans to many of our homebuyers through our mortgage financing subsidiary, CalAtlantic Mortgage, Inc. (“CalAtlantic Mortgage”). At March 31, 2017, we had $154.5 million outstanding under our mortgage financing subsidiary’s mortgage credit facility. This mortgage credit facility consisted of a $300 million uncommitted repurchase facility with one lender, maturing in June 2017. This facility requires CalAtlantic Mortgage to maintain cash collateral accounts, which totaled $3.0 million as of March 31, 2017, and also contains financial covenants which require CalAtlantic Mortgage to, among other things, maintain a minimum level of tangible net worth, not to exceed a debt to tangible net worth ratio, maintain a minimum liquidity amount based on a measure of total assets (inclusive of the cash collateral requirement), and satisfy pretax income (loss) requirements. As of March 31, 2017, CalAtlantic Mortgage was in compliance with the financial and other covenants contained in this facility.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the U.S. Internal Revenue Service (“IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes acquired in this offering for an amount of cash equal to their offering price and that are held as capital assets (i.e., generally, property held for investment).

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. Holder” is a beneficial owner of the notes that is an individual, corporation, estate, or trust and is not a U.S. Holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

Payments under Certain Events

We may be required, under certain circumstances, to pay additional amounts in redemption of the notes in addition to the stated principal amount of and interest on the notes (e.g., upon a Change of Control Triggering Event as described in “Description of notes—Change of Control Triggering Event”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts in redemption of the notes does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a holder may be required to accrue ordinary interest income on the notes in excess of stated interest, based upon a comparable yield, regardless of the holder’s method of tax accounting. The “comparable yield” is the yield at which we would issue a fixed rate debt instrument with no contingent payments, but with terms and conditions similar to those of the notes. In addition, any gain on the sale, exchange, redemption, retirement or other taxable disposition of the notes would be recharacterized as ordinary income. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Stated Interest

Stated interest on the notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to U.S. Holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Sale or Other Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the holder’s cost therefor. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition the holder has held the note for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. Holder of the notes will be subject to backup withholding with respect to interest, on the notes, and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes, at the applicable statutory rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. Holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. Holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or certain trusts are required to pay a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

Subject to the discussions of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. Holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the notes that is not effectively connected with the non-U.S. Holder’s trade or business, provided that:

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock entitled to vote;

•	the non-U.S. Holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. Holder is not a “controlled foreign corporation” that is related (actually or constructively) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

if a non-U.S. Holder provides to us or our paying agent a statement on IRS Form W-8BEN or Form W-8BEN-E, as applicable (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. Holder by name and address and stating, among other matters, that the non-U.S. Holder is not a United States person;

•

if a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. Holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof; or

•

if a financial institution or other intermediary that holds the notes on behalf of the non-U.S. Holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. Holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing us or our paying agent a properly completed and duly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable (or suitable successor or substitute form), establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides us or our paying agent an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI, W-8BEN, or Form W-8BEN-E, as applicable, as applicable (or suitable successor form).

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax on a net income basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the United States, provided that the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN or Form W-8BEN-E, as applicable.

In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the Notes

Subject to the discussions of backup withholding and FATCA below, a non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a note, unless:

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a “tax home” in the United States and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. Holder. In addition, corporate non-U.S. Holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. Holders who have provided certification to us or our paying agent as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our paying agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder certifies to us or our paying agent as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our paying agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

FATCA

Legislation referred to as the Foreign Account Tax Compliance Act (“FATCA”) may impose a new U.S. federal withholding tax of 30% on payments of interest or, for a disposition (including a retirement or redemption) of a debt instrument occurring after December 31, 2018, on the gross proceeds from such disposition paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity complies with certain reporting and disclosure obligations under FATCA. You should consult your own tax advisor regarding the possible implications of FATCA on your investments in the notes.

Underwriting

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
SunTrust Robinson Humphrey, Inc.
Comerica Securities, Inc.
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed     % of the principal amount of such notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed     % of the principal amount of such notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representative, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us and having a maturity of more than one year, other than debt issued in the ordinary course and secured by land purchases, community development district or similar bond financings on a private basis, letters of credit under our revolving credit facility and inter-company indebtedness. The representative in its sole discretion may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by CalAtlantic
Per note		%

We estimate that our total expenses for this offering will be approximately $500,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters (or their affiliates) may hold some of our 1  1/4% Convertible Senior Notes due August 2032 and in such event would receive a portion of the proceeds from this offering if we use the net proceeds to repay or repurchase those notes.

In addition, affiliates of each of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility. JP Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and a lender under our revolving credit facility. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are joint lead arrangers under our revolving credit facility. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Mizuho Bank N.A., an affiliate of Mizuho Securities USA LLC, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., Comerica Bank, an affiliate of Comerica Securities, Inc., U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., and Bank of the West, an affiliate of BNP Paribas Securities Corp., are lenders under our revolving credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC is a lender under one of our mortgage financing subsidiary’s mortgage credit facilities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of the other underwriters or their affiliates are likely to hedge, their credit exposure to us consistent with their customary risk management policies. Hedging strategies may include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that member state of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive in relation to such offer. No person is authorized to make any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Where you can find more information

CalAtlantic Group, Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like CalAtlantic Group, Inc., who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of certain documents by reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

In addition, CalAtlantic Group, Inc.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on April 4, 2017, May 10, 2017 and June 6, 2017.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus supplement is a part. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

John P. Babel, Secretary

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Experts

CalAtlantic Group, Inc.

The consolidated financial statements of CalAtlantic Group, Inc. and subsidiaries appearing in CalAtlantic Group, Inc.’s Annual Reports (Form 10-K) for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Legal Matters

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the notes offered hereby. Certain matters of Florida law will be passed upon for us by Smith, Gambrell & Russell, LLP, Jacksonville, Florida. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

PROSPECTUS

CALATLANTIC GROUP, INC.

Debt Securities

Guarantees of Debt Securities

Common Stock

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: CalAtlantic Group, Inc.’s debt securities, the full and unconditional guarantee of our obligations under our debt securities by certain of our wholly-owned subsidiaries, and our common stock.

In addition, this prospectus covers resales of shares of our common stock beneficially owned by MP CA Homes LLC (“MatlinPatterson”), an affiliate of MatlinPatterson Global Advisers LLC, and one or more other selling stockholders. The timing and amount of any such resale is within the sole discretion of the applicable selling stockholder(s), subject to certain restrictions. We will not receive any proceeds from the sale of our common stock by any selling stockholders.

Each time we or any selling stockholders sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CAA.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 of this prospectus, in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2015

Unless otherwise indicated or the context otherwise requires, the terms “CalAtlantic,” “we,” “us” and “our” refer to CalAtlantic Group, Inc., a Delaware corporation, and its predecessors and consolidated subsidiaries.

The distribution of this prospectus may be restricted by law in some jurisdictions. You should inform yourself about and observe any such restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

Neither we nor any selling stockholders have authorized anyone to give any information or make any representation about us or any selling stockholders that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. We take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you or representations that others may make. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us or any selling stockholders. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

i

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus or incorporated herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan” and similar expressions. Our forward-looking statements represent our current expectations or beliefs regarding future events or circumstances. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, those factors described under the caption “Risk Factors” in our periodic filings made with the Securities and Exchange Commission (“SEC”) and any prospectus supplement to this prospectus.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and circumstances, and they are subject to numerous known and unknown risks and uncertainties— many of which are out of our control and difficult to forecast—that could cause actual events or results to differ materially from those projected or implied. Our past performance or past or present economic conditions are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, except as required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings. In addition, selling stockholders may, from time to time, offer and sell shares our common stock.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of CalAtlantic Group, Inc., which may include guarantees of the debt securities by certain of the direct and indirect wholly-owned subsidiaries of CalAtlantic Group, Inc.; and

•	common stock of CalAtlantic Group, Inc.

We may also issue debt securities convertible into shares of our common stock.

This prospectus provides a general description of the securities we or any selling stockholders may offer hereunder. Each time we or any selling stockholders sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that are proposed to be sold;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that are proposed to be sold; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. We urge you to read both this prospectus and the prospectus supplement, together with the additional information incorporated by reference herein and therein. You may obtain copies of the incorporated documents as described below under the heading “Where You Can Find More Information.”

ii

THE COMPANY

CalAtlantic, a combination of Standard Pacific Corp. (“Standard Pacific”) and The Ryland Group, Inc. (“Ryland”), two of the nation’s largest and most respected homebuilders, offers homes in communities that meet the desires of customers across the homebuilding spectrum, from entry level to luxury, in 41 Metropolitan Statistical Areas spanning 17 states.

CalAtlantic was incorporated in the State of Delaware in 1991 under the name Standard Pacific Corp. Our principal executive offices are located at 15360 Barranca Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600. Our internet website address is www.calatlantichomes.com. Information on or connected to our internet website is not part of or incorporated into this prospectus.

SELECTED FINANCIAL DATA

On October 1, 2015, Ryland merged with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation (the “merger”). Effective at such time, Standard Pacific changed its name to CalAtlantic and effected a reverse stock split such that each five shares of common stock of Standard Pacific issued and outstanding immediately prior to the merger were combined and converted into one issued and outstanding share of CalAtlantic common stock. In connection with the merger, all outstanding shares of Standard Pacific preferred stock were converted into CalAtlantic common stock. The following data has been restated for all periods to retroactively reflect the five-for-one reverse stock split that was effective on October 1, 2015.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Basic income (loss) per common share	$1.22	$1.29	$2.94	$2.59	$7.59	$(0.24)	$(0.23)
Diluted income (loss) per common share	$1.12	$1.17	$2.68	$2.36	$7.21	$(0.24)	$(0.23)
Weighted average common shares outstanding:
Basic	54,914,435	55,702,998	55,737,548	50,623,649	40,390,760	38,781,943	21,040,571
Diluted	62,081,531	63,290,386	63,257,082	58,234,791	44,103,779	38,781,943	21,040,571
Weighted average additional common shares outstanding if preferred shares converted to common shares:	17,562,557	17,562,557	17,562,557	22,165,311	29,562,557	29,562,557	29,562,557
Total weighted average diluted common shares outstanding if preferred shares converted to common shares:	79,644,088	80,852,943	80,819,639	80,400,102	73,666,336	68,344,500	50,603,128

The selected financial data in the table above for the six-month periods ended June 30, 2014 and 2015 were derived from our unaudited consolidated financial statements. The data for the five years ended December 31, 2014 were derived from our audited consolidated financial statements. Financial information incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2015 and March 31, 2015, has not been adjusted to reflect the reverse stock split. The foregoing selected financial data should be read in conjunction with our consolidated financial statements and related notes included in our Form 10-K for the fiscal year ended December 31, 2014 and Form 10-Q for the six-months ended June 30, 2015.

RISK FACTORS

An investment in our securities involves risks. Our business and operations are influenced by many factors and are subject to various risks and uncertainties to which we are or may become subject—many of which are out of our control and difficult to forecast. These risks and uncertainties have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement. You should carefully consider the risks that could affect us and our business described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and any amendments thereto, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement before making an investment decision. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sales of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

We will not receive any proceeds from the sales of shares of our common stock by any selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)(2)	2.4x	2.7x	3.1x	2.7x	1.4x	—	—

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $1.1 million and $1.1 million for the six months ended June 30, 2015 and 2014, respectively, and $2.3 million, $2.8 million, $2.3 million, $1.7 million and $1.3 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(2)	For the years ended December 31, 2011 and 2010, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such periods were $62.8 million and $23.1 million, respectively.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. Additionally, selling stockholders may offer and sell shares of our common stock by this prospectus. These summaries may not be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

COMMON STOCK

Our authorized capital stock consists of 600,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after payment or provision for payment of all liabilities and payment of all liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets with any other series of common stock and any preferred stock so entitled. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our amended and restated certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any new series of common stock, including, without limitation:

•	dividend rights (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board each series of common stock may be entitled to elect); and

•	rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of common stock;

•	fix the number of shares constituting any series of common stock and the designation of each such series; and

•	increase or decrease the number of shares of any series of common stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board of directors, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “CAA” on the New York Stock Exchange. Computershare is the Transfer Agent and Registrar for our common stock.

Preferred Stock

As of the date of this prospectus, 1,000,000 shares of our preferred stock are designated as “Series A Junior Participating Cumulative Preferred Stock.” No shares of Series A Junior Participating Cumulative Preferred Stock are outstanding. In certain circumstances, the shares of Series A Junior Participating Cumulative Preferred Stock are issuable upon exercise of our stockholder rights, subject to the terms of such rights and our Stockholder Rights Agreement. See “—Stockholder Rights Agreement” below.

Our board of directors may, without stockholder approval, issue, in addition to the authorized but unissued shares of Series A Junior Participating Cumulative Preferred Stock, up to 9,000,000 shares of our preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any series of preferred stock, including without limitation:

•	dividend rights (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect); and

•	rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock;

•	fix the number of shares constituting any series of preferred stock and the designations of each such series; and

•	increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of such series, but not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board of directors may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of New Issuance

If our board of directors were to approve the issuance of a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to our existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to our existing common stockholders;

•	delay or prevent a change in control of the company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

MatlinPatterson Stockholders Agreement

On June 14, 2015, we and MatlinPatterson entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), which amended and restated a Stockholders Agreement we entered into with MatlinPatterson on June 28, 2008, as amended. The Stockholders Agreement provides, among other matters, as follows:

•	for so long as MatlinPatterson owns at least 20% of our voting power, it will have the right to designate two directors to serve on our board of directors. If MatlinPatterson owns less than 20% but at least 10% of our voting power, MatlinPatterson will have the right to designate one director to serve on our board of directors. To the extent MatlinPatterson decreases its holdings of our voting stock to less than any of the aforementioned thresholds, we will have the right to request the resignation of directors designated by MatlinPatterson so that the number of directors designated by MatlinPatterson equals the numbers of directors MatlinPatterson is entitled to designate;

•	until October 1, 2018, MatlinPatterson will vote:

•	in favor of the governance matters set forth in our bylaws, and

•	against any proposal, amendment or action that could reasonably be expected to alter or amend such governance matters;

•	MatlinPatterson and its affiliates are subject to certain standstill provisions and restrictions on their ability to transfer our common stock, including a prohibition providing that prior to April 1, 2016, no transfers may be made without approval of our board of directors except for certain transfers to MatlinPatterson’s permitted affiliates that agree to be bound by the Stockholders Agreement. After the expiration of such period, transfers may be made in certain limited instances, including pursuant to Rule 144 of the Securities Act, so long as, to MatlinPatterson’s knowledge, such transfer is not to any party that would together with its affiliates have a resulting ownership of 15% or more of our voting stock following such transfer;

•	MatlinPatterson and its affiliates are generally prohibited from acquiring any additional capital stock of ours without the consent of the board of directors and, in certain circumstances, the affirmative vote of a majority of our voting stock not held by MatlinPatterson; and

•	MatlinPatterson may sell our capital stock under a shelf registration statement and pursuant to customary demand and piggy-back registration rights. In the event MatlinPatterson makes a demand registration in accordance with the terms of the Stockholders Agreement, the securities will be included in the following order of priority:

•	registrable securities of any holder on whose behalf MatlinPatterson has submitted a registration request;

•	registrable securities of any other holder who has delivered a request for registration; and

•	any other securities of ours that are requested to be included.

A copy of the Stockholders Agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Stockholders’ Rights Agreement

Effective December 20, 2011, we entered into an Amended and Restated Rights Agreement with Mellon Investor Services LLC, as rights agent (as amended, the “Rights Agreement”). The December 20, 2011 rights agreement amended and restated in its entirety our then effective rights agreement, a form of which had been in effect since December 31, 2001. On October 30, 2014, our board of directors further amended the Rights Agreement to, among other things, change the rights agent to Computershare Inc., as successor in interest to Mellon Investor Services LLC, revise the definition of beneficial ownership to capture ownership through derivative contracts and extend the expiration date of the rights and the Rights Agreement to December 31, 2017. Each share of our common stock issued by us (prior to the expiration of the Rights Agreement or redemption or distribution of the rights) will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each right, unless held by a person or group that beneficially owns (as defined in the Rights Agreement) more than 15% of our outstanding voting stock or certain transferees of such beneficial owners, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior Participating Cumulative Preferred Stock, at an exercise price of $100.00, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire through a tender offer or exchange offer, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.005 per right until the tenth business day after a person or group acquires 15% or more of our voting stock unless we have merged or been acquired or the rights have expired prior to such date. The rights will expire on December 31, 2017, unless earlier redeemed, exchanged or exercised. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

MatlinPatterson and its affiliates are defined as “Exempt Persons” under the Rights Agreement, and therefore will not be deemed an acquiring person, provided that MatlinPatterson and its affiliates will immediately cease to be an “Exempt Person” if a majority of the members of our board of directors who were not designated by MatlinPatterson pursuant to the Stockholders Agreement, whether or not such members constitute a quorum of the board, determine, in good faith, that (i) MatlinPatterson or its affiliates are in material breach of the Stockholders Agreement, or that the Stockholders Agreement is no longer in full force and effect, and (ii) that MatlinPatterson and its affiliates shall be deemed no longer to be an “Exempt Person” under the Rights Agreement.

The terms of the rights are fully described in the Rights Agreement between Computershare Inc., as rights agent, and us. You should refer to the Rights Agreement for a more detailed description of the terms and provisions of the rights. A copy of the Rights Agreement, including all amendments, has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws each include a forum selection provision providing that, unless the company consents in writing, a state (or, if no state court located within the State of Delaware has jurisdiction, federal) court in Delaware will be the sole and exclusive forum for any stockholder to bring any derivative action, any action asserting a claim of breach of fiduciary duties, any action asserting a claim arising from a provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or any action asserting a claim governed by the internal affairs doctrine.

Certain Governance Matters Until October 1, 2018

As of the date hereof, our board of directors consists of ten members, of whom two are executive directors and eight are non-executive directors. In connection with the merger, five members of our board were designated by Ryland from the Ryland board of directors as of immediately prior to the effective time of the merger, including Mr. Larry Nicholson, our President and Chief Executive, and Mr. William Jews, the lead independent director of our board, and five members were designated by Standard Pacific from the Standard Pacific board of directors as of immediately prior to the effective time of the merger, including Mr. Scott Stowell, our Executive Chairman.

Under our amended and restated bylaws, until October 1, 2018, which is the third anniversary of the effective time of the merger, our board may only remove the lead independent director from his role by an affirmative vote of at least 75% of the our entire board (excluding the lead independent director) and a vacancy resulting from his cessation of service can only be filled by a Continuing Ryland Director (as such term is defined in our amended and restated bylaws).

Vacancies on our board resulting from cessation of service, including removal, prior to October 1, 2018, by an appointed or designated Continuing Ryland Director or an appointed or designated Continuing Standard Pacific Director (as such term is defined in our amended and restated bylaws) will be filled only by an individual whose appointment or election is endorsed by at least a majority of the Continuing Ryland Directors or by at least a majority of the Continuing Standard Pacific Directors, respectively, then in office (even if less than a quorum), or by a sole remaining Continuing Ryland Director or Continuing Standard Pacific Director, as applicable. Each such nomination shall be subject to approval by at least a majority of our board (even if less than a quorum, or by a sole remaining director), which approval shall not be withheld if the candidate is qualified and such approval is otherwise consistent with the board’s fiduciary duties.

Until October 1, 2018, in the case of a vacancy, a Continuing Ryland Director, who meets the qualifications set forth in the applicable committee charter, will be appointed as an alternate for a committee member or chair who is a Continuing Ryland Director, and a Continuing Standard Pacific Director, who meets the qualifications set forth in the applicable committee charter, will be appointed as an alternate for a committee member or chair who is a Continuing Standard Pacific Director.

Until October 1, 2018, these governance provisions may be modified, amended or repealed, and any provision or other resolution inconsistent with these governance provisions may be adopted, or such modification, amendment repeal or adoption may be recommended to our stockholders, only by the affirmative vote of the 75% of our entire board (or, if there are no Continuing Ryland Directors or Continuing Standard Pacific Directors to fill a vacancy as described above, the remaining directors (even if less than a quorum) or a sole remaining director).

Possible Effects of Delaware Law and Provisions of Our Certificate of Incorporation, Bylaws and Certain Contracts on Takeovers and Proxy Contests

In addition to our Rights Agreement, provisions of Delaware law, our amended and restated certificate of incorporation, our amended and restated bylaws and certain contracts to which we are a party may discourage the acquisition of the company or a proxy contest that our stockholders may otherwise consider to be in the best interests of the company, or make them more difficult. For example:

•	Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder, unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

•	Our amended and restated certificate of incorporation provides that stockholder action can be taken only (i) at an annual or special meeting of stockholders; or (ii) without a meeting by unanimous written consent of each stockholder entitled to vote on the matter in question. This provision may make it difficult for stockholders to take action that our board opposes.

•	Our amended and restated certificate of incorporation provides that special meetings of our stockholders may only be called by a majority of our board, a committee of our board that has been granted the authority to call such meetings or our Secretary upon a written request by record holders of a majority of our outstanding voting stock. This provision may make it difficult for stockholders to call a special meeting that our board opposes.

•	As discussed above, our amended and restated certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our amended and restated bylaws provide time limitations and information requirements on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings. If it is determined that business or a nomination were not properly brought before a meeting in accordance with our bylaws, such nomination shall be disregarded or such business shall not be transacted at the meeting.

•	As discussed in “—Certain Governance Matters Until October 1, 2018” above, until October 1, 2018, our amended and restated bylaws provide that our board will be comprised of Continuing Ryland Directors and Continuing Standard Pacific Directors, and amendment of the governance provisions with respect to our board (including the role of lead independent director) and committee compositions and filling of vacancies on our board (including the role of a lead independent director) and committees shall require the vote of the 75% of our entire board (or, if there are no Continuing Ryland Directors or Continuing Standard Pacific Directors to fill a vacancy as described above, the remaining directors (even if less than a quorum) or a sole remaining director. In addition, we have entered into an employment agreement with Mr. Nicholson, our president and chief executive, that provides, for a period of three years from the effective date of the merger, that he may not be terminated without cause without the affirmative vote of at least 75% of our board of directors (excluding Mr. Nicholson), and we have entered into an employment agreement with Mr. Stowell, our executive chairman, that also provides, for a period of three years after the effective time of the merger, that he may not be terminated without cause without the affirmative vote of at least 75% of our entire board of directors (excluding Mr. Stowell). These provisions are intended to enhance the likelihood of continuity and stability in management during the integration period after the merger, but may also have the effect of delaying changes in management that stockholders may otherwise consider to be in the best interests of the company.

•	As discussed in “—MatlinPatterson Stockholders Agreement” above, under the Stockholder Agreement, MatlinPatterson currently has the right to designate two directors to serve on our board of directors.

Copies of our amended and restated certificate of incorporation, including the Certificate of Designation for the Series A Junior Participating Cumulative Preferred Stock, and amended and restated bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “WhereYou Can Find More Information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act of 1939, as amended. The indentures may be amended or supplemented from time to time. We will file any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the applicable trustee, or as described below under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indentures do not limit the aggregate amount of debt securities that may be issued under them. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the applicable indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the applicable indenture;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	if applicable, a discussion of the material federal income tax considerations, including the tax effects of “original issue discount” securities;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the applicable indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect wholly-owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indentures governing our outstanding securities provide that, in the event that any guarantee of a guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable guarantor, result in the obligations of such guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the applicable indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such guarantor as an unrestricted subsidiary (as defined in the indenture), in accordance with the terms of the applicable indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the applicable indenture or applicable supplemental indenture as being:

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•	default by us in the observance or performance of any covenants in the applicable indenture or the notes of that series, provided that with respect to certain of those covenants, we have 60 days to cure such default after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee determines it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of such series of debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all of the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any default or event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the applicable indenture or supplemental indenture.

Defeasance

Each indenture provides that we, at our option, may:

•	terminate all our obligations under any covenant in such indenture as they relate to any particular series of debt securities issued under such indenture, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the applicable indenture; and

•	terminate all of our obligations under such indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such series of debt securities.

To exercise any such option, we are required, among other things, to:

•	deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations or a combination thereof in an amount and at such times sufficient to pay principal of and any interest on the debt securities of that series to their maturity or redemption; and

•	comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the applicable indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the applicable indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the applicable indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the applicable indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the applicable indenture and any series of debt securities;

•	appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the applicable indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the applicable indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the applicable indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the applicable indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the applicable indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the applicable indenture relating to waivers that require the consent of holders;

•	modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the applicable indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the applicable indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of each indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under such indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under each indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under such indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person would exercise under the circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern each indenture and the debt securities.

SELLING STOCKHOLDERS

Selling stockholders may from time to time offer and sell any or all of the shares of our common stock held by such selling stockholders pursuant to this prospectus. The selling stockholders include MatlinPatterson and its donees, pledgees, transferees and other successors in interest as well as other holders of our common stock.

The following table sets forth the aggregate number of shares of common stock beneficially owned by MatlinPatterson as of October 1, 2015, which may be offered by MatlinPatterson pursuant to this prospectus. Pursuant to the Stockholders Agreement, we have agreed to pay certain fees and expenses incident to the registration of the shares of common stock owned by MatlinPatterson. The following table may be amended, expanded or supplemented in prospectus supplements.

	Number of Shares Beneficially Owned				Number of Shares Being Registered				Number of Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares		Percent		Shares		Percent		Shares		Percent
MP CA Homes LLC (1)	42,842,557	(1)	35.4	%(2)	42,842,557	(1)	35.4	%(2)	-	(3)	-	%(3)

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock. MatlinPatterson beneficially owns, and is the record holder of, 42,842,557 shares of our common stock. It shares dispositive and voting power over such shares with (i) MatlinPatterson Global Opportunities Partners III L.P. (“Matlin Partners (Delaware)”), a Delaware limited partnership, (iii) MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (“Matlin Partners (Cayman)” and, together with Matlin Partners (Delaware), the “Matlin Partners”), a Cayman Islands limited partnership, (iii) MatlinPatterson Global Advisers LLC (“Matlin Advisers”), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (iv) MatlinPatterson Global Partners III LLC (“Matlin Global Partners”), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vi) MatlinPatterson PE Holdings LLC (“Matlin PE Holdings”), a Delaware limited liability company formerly known as MatlinPatterson Asset Management LLC, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (vii) MatlinPatterson LLC (“MatlinPatterson LLC”), a Delaware limited liability company, as the holder of all of the membership interests in Matlin PE Holdings, and (viii) David J. Matlin, as the holder of 100% of the membership interests in MatlinPatterson LLC.
(2)	Based on 120,996,714 outstanding shares of our common stock as of October 1, 2015.
(3)	We do not know when or in what amounts any selling stockholder may offer shares of our common stock for sale. It is possible that no selling stockholder will sell any or all of the shares of our common stock registered pursuant to this prospectus. Because selling stockholders may offer and sell all or some of the shares of common stock registered pursuant to this prospectus, and because there are currently no arrangements or understandings with respect to the sale of any such shares of common stock, we cannot estimate the number of shares of common stock that will be held by the selling stockholders at any given time.

If the registration statement of which this prospectus forms a part is used by other selling stockholders for the resale of any shares of common stock registered hereunder, to the extent not set forth or incorporated herein, information about such selling stockholders, their beneficial ownership of our common stock and their relationship with us will be set forth in a prospectus supplement or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein or therein. In addition, the prospectus supplement may also update or change the information contained in this prospectus.

PLAN OF DISTRIBUTION

Sales by the Company

We may sell any of the securities that may be offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	to or through broker and/or dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. We may pay agents, underwriters or broker-dealers compensation for offering and selling the securities on our behalf. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in our distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time we sell securities that are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

We may sell such securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or at negotiated prices. The distribution of securities we sell may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If we use underwriters in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Such securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use an underwriter or underwriters in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, we will only offer and sell the securities offered by this prospectus in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the agent, underwriter or dealer the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters may not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in our offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of one or more of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

Sales by Selling Stockholders

Selling stockholders may use this prospectus in connection with resales of shares of our common stock from time-to-time. The selling stockholders may sell our common stock offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	to or through broker and/or dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Each time any selling stockholder sells common stock that is offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the identity of the applicable selling stockholders;

•	any material relationship between us and the applicable selling stockholders;

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from the selling stockholders;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the anticipated date of delivery of the securities; and

•	any other material information about such offering and sale of our common stock as may be necessary to be disclosed.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

CalAtlantic Group, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, like CalAtlantic Group, Inc., who file electronically with the SEC. The address of that website is www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

In addition, CalAtlantic Group, Inc.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	our Current Reports on Form 8-K filed June 3, 2015, June 15, 2015, July 2, 2015, September 8, 2015, October 1, 2015 and October 5, 2015;

•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus is a part. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person to whom this prospectus is delivered, including any beneficial owner, may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling at the following address or telephone number:

John P. Babel, Secretary

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

CalAtlantic Group, Inc. (f/k/a Standard Pacific Corp.)

The consolidated financial statements of CalAtlantic Group, Inc. (formerly known as Standard Pacific Corp.) appearing in CalAtlantic Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of CalAtlantic Group, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The Ryland Group, Inc.

The consolidated financial statements of The Ryland Group, Inc. appearing in The Ryland Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of The Ryland Group, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Irvine, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. If guarantees are to be issued in connection with an offering of our debt securities, certain matters of Arizona, Florida, Indiana, and Maryland law will be passed upon for us by counsel for the co-registrants incorporated in such states, and we will name such counsel in the prospectus supplement relating to such offering. In addition, if counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

CalAtlantic Group, Inc.